BRIDGE LOAN AGREEMENT

Dated as of May 10, 2006

among

NTK HOLDINGS, INC.,

The Lenders Party Hereto,

and

GOLDMAN SACHS CREDIT PARTNERS L.P.,
as Administrative Agent

___________________________

GOLDMAN SACHS CREDIT PARTNERS L.P.

and

CREDIT SUISSE SECURITIES (USA) LLC,
as Joint Lead Arrangers and Joint Bookrunners,

CREDIT SUISSE SECURITIES (USA) LLC,
as Syndication Agent,

and

BANC OF AMERICA BRIDGE LLC and
UBS SECURITIES LLC,
as Co-Documentation Agents

[CS&M Ref. No. 5865-444]

ARTICLE I
Definitions and Accounting Terms

1.01 Defined Terms
1.02 Other Interpretive Provisions
1.03 Accounting Terms
1.04 References to Laws
1.05 Times of Day
1.06 Timing of Payment or Performance

ARTICLE II
Loans

2.01 Commitments
2.02 Procedure for Borrowing
2.03 Maturity; Extended Loans; Exchange Notes
2.04 Optional and Mandatory Prepayments
2.05 Repayment of Loans
2.06 Interest and Fees
2.07 Computation of Interest and Fees
2.08 Evidence of Indebtedness
2.09 Payments Generally
2.10 Sharing of Payments
2.11 Change of Control Offer
2.12 Asset Sale Offer

ARTICLE III
Taxes and Increased Costs Protection

3.01 Taxes
3.02 Increased Cost and Reduced Return; Capital Adequacy
3.03 Certain Losses
3.04 Matters Applicable to All Requests for Compensation
3.05 Replacement of Lenders Under Certain Circumstances
3.06 Survival

ARTICLE IV
Conditions Precedent To Effectiveness and to Making of the Initial Loans

4.01 Conditions to Effectiveness

ARTICLE V
Representations and Warranties

5.01 Disclosure
5.02 Capitalization, Organization, Powers and Authorization
5.03 Government Authorization; Other Consents
5.04 No Conflicts
5.05 Financial Statements
5.06 Independent Registered Accounting Firm
5.07 Litigation
5.08 Intellectual Property; Licenses, Etc
5.09 No Material Adverse Effect
5.10 Taxes
5.11 Margin Regulations
5.12 Ownership of Properties
5.13 No Omissions
5.14 Environmental Compliance
5.15 Labor Matters
5.16 Insurance
5.17 ERISA
5.18 Internal Controls
5.19 Investment Company Act
5.20 FCPA
5.21 Sarbanes-Oxley

ARTICLE VI
Covenants

6.01 Corporate Existence
6.02 Payment of Taxes and Other Claims
6.03 Maintenance of Properties and Insurance
6.04 Compliance Certificate; Notice of Default
6.05 Waiver of Stay or Extension Laws
6.06 Incurrence of Indebtedness and Issuance of Preferred Stock.
6.07 Limitation on Restricted Payments
6.08 Limitation on Liens
6.09 Asset Sales
6.10 Limitation on Transactions with Affiliates
6.11 Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries
6.12 Future Guarantors
6.13 Reports.
6.14 Designation of Restricted and Unrestricted Subsidiaries
6.15 Business Activities
6.16 Merger, Consolidation, or Sale of Assets
6.17 Exchange Notes

ARTICLE VII
Default and Remedies

7.01 Events of Default
7.02 Acceleration
7.03 Other Remedies
7.04 Waiver of Defaults
7.05 Control by Majority
7.06 Limitation on Suits
7.07 Rights of Lenders To Receive Payment
7.08 Collection Suit by Administrative Agent
7.09 Priorities
7.10 Undertaking for Costs

ARTICLE VIII
Administrative Agent

8.01 Appointment and Authorization of Administrative Agent
8.02 Delegation of Duties
8.03 Liability of Administrative Agent
8.04 Reliance by Administrative Agent
8.05 Notice of Default
8.06 Credit Decision; Disclosure of Information by the Administrative Agent
8.07 Indemnification of the Administrative Agent
8.08 Administrative Agent in its Individual Capacity
8.09 Successor Administrative Agent
8.10 Administrative Agent May File Proofs of Claim
8.11 Other Agents; Arrangers and Bookrunners

ARTICLE IX
Miscellaneous

9.01 Amendments, Etc
9.02 Notices and Other Communications; Facsimile Copies
9.03 No Waiver; Cumulative Remedies
9.04 Attorney Costs, Expenses and Taxes
9.05 Indemnification by the Borrower
9.06 Payments Set Aside
9.07 Successors and Assigns
9.08 Confidentiality
9.09 Setoff
9.10 Interest Rate Limitation
9.11 Counterparts
9.12 Integration
9.13 Survival of Representations and Warranties
9.14 Severability
9.15 Tax Forms
9.16 Governing Law
9.17 Waiver of Right to Trial by Jury
9.18 Binding Effect
9.19 USA PATRIOT Act Notice

SCHEDULES

2.01    Commitments
5.02(a-1)    Capitalization
5.02(a-2)    Capital Stock
5.02(a-3)    Restrictions on Capital Stock
5.02(a-4)    Subsidiaries
9.02   Administrative Agent’s Office; Certain Addresses for Notices

EXHIBIT A Form of Exchange Request
EXHIBIT B Form of Interest Payment Election

BRIDGE LOAN AGREEMENT dated as of May 10, 2006 (this “Agreement”), among NTK HOLDINGS, INC., a Delaware corporation (the “Borrower”), the Lenders (as defined in Article I), and GOLDMAN SACHS CREDIT PARTNERS L.P., as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders.

The Borrower has requested the Lenders to make Initial Loans (such term and each other capitalized term used but not defined in this introductory statement having the meaning given to it in Article I) on the Closing Date, in an aggregate principal amount of $205.0 million, the proceeds of which, together with cash on-hand of Nortek, will be used by the Borrower to (a) make a distribution in respect of all outstanding Class A membership interests of Investors LLC and a portion of the outstanding Class B membership interests of Investors LLC in an aggregate amount of approximately $174.9 million, (b) cause Nortek Holdings, Inc. to make a payment to participants under the Holdings Deferred Compensation Plan in an aggregate amount of approximately $54.0 million and (c) pay related fees and expenses (the transactions described in clauses (a) through (c) being collectively referred to herein as the “Bridge Loan Transactions”).

The Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01  Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquired Debt” means, with respect to any specified Person: (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Adjusted LIBO Rate” means, for any Interest Period, an interest rate per annum equal to the product of (a) the LIBO Rate in effect for such Interest Period and (b) Statutory Reserves.

“Administrative Agent” means Goldman Sachs Credit Partners L.P. in its capacity as Administrative Agent under any of the Loan Documents, or any successor in such capacity.

“Administrative Agent’s Office” means the Administrative Agent’s ad-dress and, as appropriate, account as set forth on Schedule 9.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “Controlling,” “Controlled By” and “Under Common Control With” shall have correlative meanings.

“Affiliate Transaction” has the meaning specified in Section 6.10.

“Agent-Related Persons” means the Administrative Agent, together with its Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Person and Affiliates.

“Agents” means, collectively, the Administrative Agent, the Arrangers, the Syndication Agent and the Co-Documentation Agents.

“Agreement” means this Bridge Loan Agreement as amended, amended and restated or otherwise modified from time to time.

“Amend” means amend, modify, supplement, restate or amend and restate, including successively; and “Amending” and “Amended” have correlative meanings.

“Applicable Extended Loan Percentage” means, with respect to any Extended Loan, 0 basis points during the Interest Period beginning on the Initial Maturity Date, which amount shall increase by 50 basis points at the beginning of the next succeeding Interest Period and by an additional 50 basis points at the beginning of each subsequent Interest Period.

“Applicable Initial Loan Percentage” means, with respect to any Initial Loan, 250 basis points for each of the first two Interest Periods immediately following the Closing Date, and 350 basis points for each of the two immediately succeeding Interest Periods.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means Goldman Sachs Credit Partners L.P. and Credit Suisse Securities (USA) LLC, in their capacities as joint lead arrangers and joint bookrunners.

“Asset” means any asset or property, whether real, personal or other, tangible or intangible.

“Asset Acquisition” means (a) an Investment by the Borrower or any of its Restricted Subsidiaries in any other Person if, as a result of such Investment, such Person shall become a Restricted Subsidiary of the Borrower, or shall be merged with or into the Borrower or any Restricted Subsidiary of the Borrower, or (b) the acquisition by the Borrower or any Restricted Subsidiary of the Borrower of all or substantially all of the assets of any other Person or any division or line of business of any other Person.

“Asset Sale” means: (1) the sale, lease, conveyance or other disposition of any assets or rights of the Borrower or any Restricted Subsidiary; provided that the sale, conveyance or other disposition of all or substantially all of the assets of the Borrower and its Restricted Subsidiaries taken as a whole will be governed by Section 2.11 and/or Section 6.16 and not by Section 6.09; and (2) the issuance or sale of Equity Interests in or by any of the Borrower’s Restricted Subsidiaries (other than director’s qualifying shares or shares required by applicable law to be held by Persons other than the Borrower or a Restricted Subsidiary).

Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

(1) any single transaction or series of related transactions that involves assets having a fair market value of less than $5.0 million;

(2) a transfer of assets between or among the Borrower and its Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary to the Borrower or to another Restricted Subsidiary;

(4) the sale, lease, sublease, license, sublicense or consignment of equipment, inventory or other assets in the ordinary course of business;

(5) the sale or other disposition of cash or Cash Equivalents;

(6) a Restricted Payment or Permitted Investment that is permitted under Section 6.07;

(7) the licensing of intellectual property to third Persons on customary terms as determined by the Board of Directors of the Borrower in good faith;

(8) any sale of accounts receivable, or participations therein, in connection with any Qualified Receivables Transaction;

(9) any sale or disposition of any property or equipment that has become damaged, worn-out, obsolete, condemned, given over in lieu of deed or otherwise unsuitable or not required for the ordinary course of the business of the Borrower and its Restricted Subsidiaries;

(10) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(11) any foreclosures of assets; and

(12) any disposition of an account receivable in connection with the collection or compromise thereof.

“Asset Sale Offer” has the meaning specified in Section 2.12.

“Assignment and Assumption” means an Assignment and Assumption entered into by a Lender and an assignee, and accepted by the Administrative Agent, in a form as shall be approved by the Administrative Agent.

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external counsel.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Bankruptcy Exceptions” has the meaning specified in Section 5.02(c).

“Bankruptcy Law” means Title 11, U.S. Code or any similar Federal, state or foreign law for the relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” shall have a corresponding meaning.

“Board” means the Board of Governors of the Federal Reserve System.

“Board of Directors” means: (1) with respect to a corporation, the board of directors of the corporation or a committee thereof authorized to exercise the power of the board of directors of such corporation; (2) with respect to a partnership, the board of directors of the general partner of the partnership; and (3) with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Administrative Agent.

“Borrower” means NTK Holdings, Inc., a Delaware corporation.

“Borrowing” means the incurrence of the Initial Loans.

“Borrowing Base” means, as of any date, an amount equal to:

(1) 85% of the face amount of all accounts receivable owned by the Borrower and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date that were not more than 90 days past due; plus

(2) 65% of the book value of all inventory owned by the Borrower and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date; all calculated on a consolidated basis and in accordance with GAAP.

“Borrowing Request” means a request by the Borrower in accordance with Section 2.02, in a form reasonably satisfactory to the Administrative Agent.

“Bridge Loan Transactions” has the meaning specified in the preamble to this Agreement.

“Business Day” means any day other than a Saturday, Sunday or any other day on which banking institutions in the City of New York are required or authorized by law or other governmental action to be closed.

“Calculation Date” has the meaning specified in the definition of the term “Fixed Charge Coverage Ratio”.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means: (1) in the case of a corporation, corporate stock; (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means: (1) United States dollars or, in the case of any Foreign Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business; (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States, Canada or any member nation of the European Union having maturities of not more than 360 days from the date of acquisition; (3) certificates of deposit, time deposits and eurodollar time deposits with maturities of twelve months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million; (4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above; (5) commercial paper having the rating of P-1 or better from Moody’s or A-1 or better from S&P and in each case maturing within twelve months after the date of acquisition; (6) readily marketable direct obligations issued by any state of the United States or any political subdivision thereof having one of the two highest rating categories from either Moody’s or S&P with maturities of twelve months or less from the date of acquisition; (7) instruments equivalent to those referred to in clauses (1) to (6) above denominated in euro or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Restricted Subsidiary organized in such jurisdiction; and (8) investments in funds which invest substantially all of their assets in Cash Equivalents of the kinds described in clauses (1) through (7) of this definition.

“CERCLA” has the meaning specified in Section 5.14.

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Borrower and its Restricted Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than the Principals or Related Parties of the Principals; (2) the adoption of a plan relating to the liquidation or dissolution of the Borrower; (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Principals and their Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the voting power of the Voting Stock of the Borrower or the direct parent company of the Borrower, as the case may be; (4) the first day on which a majority of the members of the Board of Directors of the direct parent company of the Borrower or the Borrower are not Continuing Directors; or (5) the direct parent company of the Borrower or the Borrower consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the direct parent company of the Borrower or the Borrower, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the direct parent company of the Borrower, the Borrower or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where (A) the Voting Stock of the direct parent company of the Borrower or the Borrower outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance) and (B) immediately after such transaction, no “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Principals and their Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the voting power of the Voting Stock of the surviving or transferee person.

“Change of Control Offer” has the meaning specified in Section 2.11.

“Change of Control Prepayment” has the meaning specified in Section 2.11.

“Change of Control Prepayment Date” has the meaning specified in Section 2.11.

“Closing Date” means May 10, 2006.

“Co-Documentation Agents” means Banc of America Bridge LLC and UBS Securities LLC, as Co-Documentation Agents under the Loan Documents.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code as in effect on the Closing Date and any subsequent provisions of the Code amendatory thereof, supplemental thereto or substituted therefor.

“Commission” means the Securities and Exchange Commission.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make a Loan hereunder as set forth on Schedule 2.01. The aggregate amount of the Lenders’ Commitments is $205.0 million.

“Compensation Period” has the meaning specified in Section 2.09(c).

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period and, without duplication, plus: (1) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus (2) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether or not paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus (3) depreciation, amortization (including amortization of the step-up in inventory valuation arising from purchase accounting and other intangibles) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus (4) any management fees paid by the Borrower or any Restricted Subsidiary to Kelso & Company L.P. or Thomas H. Lee Partners, L.P., as the case may be, or their respective Affiliates, in such period pursuant to management agreements entered into in connection with the Original Transactions pursuant to the Stock Purchase Agreement, to the extent that any such management fees were deducted in computing such Consolidated Net Income; provided that the maximum aggregate amount of such management fees in any 12-month period payable to Thomas H. Lee Partners, L.P. or its Affiliates shall not exceed the amount described in the 2005 10-K; plus (5) any reasonable expenses, fees or charges related to the Original Transactions or any acquisition or Investment, in each case to the extent that any such expenses, fees or charges were deducted in computing such Consolidated Net Income; plus (6) other non-recurring cash charges not to exceed in the aggregate $3.0 million in any fiscal year; minus (7) non-cash items increasing such Consolidated Net Income for such period, excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of the Borrower shall be added to Consolidated Net Income to compute Consolidated Cash Flow of the Borrower only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Borrower by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders unless (x) such restriction with respect to the payment of dividends or similar distributions has been legally waived or (y) such restriction is permitted by Section 6.11.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income of any Person that is not a Restricted Subsidiary, or that is accounted for by the equity method of accounting shall be excluded; provided that, to the extent not previously included, Consolidated Net Income shall be increased by the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary thereof;

(2) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions (x) has been legally waived or (y) is permitted by Section 6.11; provided that Consolidated Net Income of such Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to such Person or a Restricted Subsidiary thereof (subject to provisions of this clause (2)) during such period, to the extent not previously included therein;

(3) the Net Income (or loss) of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded;

(4) the cumulative effect of a change in accounting principles shall be excluded;

(5) non-cash charges relating to employee benefit or other management compensation plans of any Parent (to the extent such non-cash charges relate to plans of any Parent for the benefit of members of the Board of Directors of the Borrower or any Restricted Subsidiary (in their capacity as such) or employees of the Borrower or any Restricted Subsidiary), the Borrower or any of its Restricted Subsidiaries or any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards of any Parent (to the extent such non-cash charges relate to plans of the Borrower or any Restricted Subsidiary for the benefit of members of the Board of Directors of the Borrower or any Restricted Subsidiary (in their capacity as such) or employees of the Borrower or any Restricted Subsidiary), the Borrower or any of its Restricted Subsidiaries (excluding in each case any non-cash charge to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense incurred in a prior period) in each case, to the extent that such non-cash charges are deducted in computing such Consolidated Net Income shall be excluded;

(6) any non-cash goodwill or other impairment charges resulting from the application of Statement of Financial Accounting Standards No. 142 or Statement of Financial Accounting Standards No. 144, and non-cash charges relating to the amortization of intangibles resulting from the application of Statement of Financial Accounting Standards No. 141, shall be excluded;

(7) any increase in cost of sales as a result of the step-up in inventory valuation arising from applying the purchase method of accounting in accordance with GAAP in connection with the Original Transactions or any acquisition consummated after February 15, 2005, net of taxes, shall be excluded;

(8) unrealized gains and losses relating to hedging transactions and mark-to-market of Indebtedness denominated in foreign currencies resulting from the application of Statement of Financial Accounting Standards No. 52 shall be excluded; and

(9) all restructuring charges, including severance, relocation and transition costs, shall be excluded.

“Consolidated Tangible Assets” means, with respect to any Person, the consolidated total assets of such Person and its Restricted Subsidiaries determined in accordance with GAAP, less all goodwill, trade names, trademarks, patents and other similar intangibles properly classified as intangibles in accordance with GAAP, all as shown on the most recent balance sheet for such Person.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Borrower or any Parent, as the case may be, who: (1) was a member of such Board of Directors on February 15, 2005; (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election; or (3) was designated or appointed by the Principals and the Related Parties of the Principals.

“Contracts” has the meaning specified in Section 5.03.

“Credit Facilities” means one or more debt facilities (including, without limitation, the Nortek Credit Agreement), commercial paper facilities or indentures, in each case with banks or other institutional lenders or a trustee providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or issuances of notes, in each case as amended, modified, renewed, refunded, replaced, restated, substituted or refinanced in whole or in part from time to time.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Default Rate” means an interest rate equal to the interest rate otherwise applicable to the Loans plus 2.0% per annum, to the fullest extent permitted by applicable Laws.

“Designated Noncash Consideration” means the fair market value of noncash consideration received by the Borrower or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers’ Certificate setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the Final Maturity Date; provided that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Borrower or any of its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or such Subsidiary in order to satisfy applicable statutory or regulatory obligations; and provided further that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Borrower or any of its Restricted Subsidiaries to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provided that the Borrower or any such Restricted Subsidiary may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 6.07.

“Dollar”, “$” and “U.S. Dollar” mean the lawful money of the United States.

“Domestic Subsidiary” means any Restricted Subsidiary that was formed under the laws of the United States or any state thereof or the District of Columbia.

“Environmental Laws” has the meaning specified in Section 5.14.

“Environmental Liability” means any liability or costs, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Sponsor” means Thomas H. Lee Partners, L.P., a Delaware limited partnership.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“Event of Default” has the meaning specified in Section 7.01.

“Excess Proceeds” has the meaning specified in Section 2.12.

“Excess Proceeds Prepayment” has the meaning specified in Section 2.12.

“Excess Proceeds Prepayment Date” has the meaning specified in Section 2.12.

“Exchange” has the meaning specified in Section 2.03(b)(i).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Exchange Date” has the meaning specified in Section 2.03(b)(ii).

“Exchange Note Indenture” means an Exchange Note Indenture, prepared by the Administrative Agent and reasonably acceptable to the Borrower and the Trustee, to be entered into pursuant to Section 6.17, among the Borrower and the Trustee, relating to the issuance of the Exchange Notes.

“Exchange Notes” means any notes (or, if more than one such note is outstanding, all such notes, including any Increasing Rate Exchange Notes and Fixed Rate Exchange Notes (unless the context otherwise requires)) issued under the Exchange Note Indenture in exchange for one or more Loans, substantially in the form attached as an exhibit to the Exchange Note Indenture.

“Exchange Request” has the meaning specified in Section 2.03(b)(iii).

“Excluded Contributions” means the net cash proceeds received by the Borrower after August 27, 2004 from (a) contributions to its common equity capital and (b) the sale (other than to a Subsidiary or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Borrower or any of its Subsidiaries) of Capital Stock (other than Disqualified Stock) of the Borrower, in each case designated within 60 days of the receipt of such net cash proceeds as Excluded Contributions pursuant to an Officers’ Certificate, the cash proceeds of which are excluded from the calculation set forth in Section 6.07(a)(3).

“Existing Indebtedness” means Indebtedness outstanding on the Closing Date, other than under this Agreement and the Nortek Credit Agreement.

“Extended Loans” has the meaning specified in Section 2.03(a).

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) of the quotations for the day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter” means the Fee Letter dated May 10, 2006, among the Borrower, the Initial Lenders and the Arrangers.

“Fees” means any and all fees payable to the Administrative Agent or any Lender pursuant to the Agreement, the Fee Letter or any of the other Loan Documents.

“Final Maturity Date” means March 1, 2014.

“Financing Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages, costs, expenses and other liabilities payable under the documentation governing any Indebtedness.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness or issues, repurchases or redeems Disqualified Stock or preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or preferred stock and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) the Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP) that have been made by the Borrower or any Restricted Subsidiary of the Borrower during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis including Pro Forma Cost Savings assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary of the Borrower or was merged with or into the Borrower or any Restricted Subsidiary of the Borrower since the beginning of such period) shall have made any Investment, acquisition, disposition, merger, consolidation or discontinued operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or discontinued operation had occurred at the beginning of the applicable four-quarter period; and

(2) in calculating Fixed Charges attributable to interest on any Indebtedness computed on a pro forma basis, (a) interest on outstanding Indebtedness determined on a fluctuating basis as of the Calculation Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Calculation Date; (b) if interest on any Indebtedness actually incurred on the Calculation Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Calculation Date will be deemed to have been in effect during the four-quarter period; and (c) notwithstanding clause (a) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to interest rate swaps, caps or collars, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreement.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication of: (1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, noncash interest payments (other than the amortization of discount or imputed interest arising as a result of purchase accounting), the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus (2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus (3) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus (4) all dividends and distributions, whether paid or accrued and whether or not in cash, on any series of preferred stock or Disqualified Stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Borrower (other than Disqualified Stock) or to the Borrower or a Restricted Subsidiary of the Borrower; minus (5) the amortization or expensing of financing fees (including any write-off of unamortized debt discount) incurred by the Borrower and its Restricted Subsidiaries in connection with the Original Transactions or the Bridge Loan Transactions and recognized in the applicable period; minus (6) interest income actually received by the Borrower or any Restricted Subsidiary in cash for such period.

“Fixed Rate Exchange Note” has the meaning specified in Section 6.17.

“Foreign Lender” has the meaning specified in Section 9.15(a)(i).

“Foreign Restricted Subsidiary” means any Restricted Subsidiary of the Borrower organized in any jurisdiction outside the United States.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which were in effect on August 27, 2004.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” has the meaning specified in Section 9.07(g).

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness, and the term “Guaranteed” shall have a correlative meaning.

“Guarantors” means each Person that is required to, or at the election of the Borrower does, become a Guarantor by the terms of this Agreement after the Closing Date, in each case, until such Person is released from its Loan Guarantee in accordance with Section 6.12.

“Hazardous Materials” means all pollutants, contaminants, chemicals, constituents substances, or wastes, including petroleum or petroleum products, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, of any nature regulated pursuant to or which can give rise to liability under any Environmental Law.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and other agreements or arrangements designed for the purpose of fixing, hedging or swapping interest rate risk;

(2) commodity swap agreements, commodity option agreements, forward contracts and other agreements or arrangements designed for the purpose of fixing, hedging or swapping commodity price risk; and

(3) foreign exchange contracts, currency swap agreements and other agreements or arrangements designed for the purpose of fixing, hedging or swapping foreign currency exchange rate risk.

“Holdings Deferred Compensation Plan” means the Nortek Holdings, Inc. Deferred Compensation Plan, effective as of August 27, 2004, and any replacement plan adopted by the Borrower or any of its Subsidiaries, which provides for the right to receive payments to be made to participants thereunder in amounts determined in relation to amounts distributed to direct or indirect equity holders of the Borrower.

“Increasing Rate Exchange Note” means any Exchange Note other than a Fixed Rate Exchange Note.

“Incur” has the meaning specified in Section 6.06.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent, in respect of:

(1) borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) banker’s acceptances;

(4) representing Capital Lease Obligations;

(5) the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

(6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any obligations constituting Indebtedness.

The amount of any Indebtedness outstanding as of any date shall be:

(1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount;

(2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness; and

(3) with respect to Indebtedness of another Person secured by a Lien on the assets of the Borrower or any of its Restricted Subsidiaries, the lesser of the fair market value of the property secured or the amount of the secured Indebtedness.

“Indemnified Liabilities” has the meaning specified in Section 9.05.

“Indemnitees” has the meaning specified in Section 9.05.

“Independent Financial Advisor” has the meaning specified in Section 6.07(c).

“Information” has the meaning specified in Section 9.08.

“Initial Lender” means each of Goldman Sachs Credit Partners L.P., Credit Suisse, Banc of America Bridge LLC and UBS Loan Finance LLC.

“Initial Loans” has the meaning specified in Section 2.01(a).

“Initial Maturity Date” means May 10, 2007.

“Interest Payment Date” means, with respect to any Loan, the last day of each Interest Period applicable to such Loan, the Initial Maturity Date and the day on which such Loan is repaid or prepaid.

“Interest Period” means the period commencing on the Closing Date and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is three months thereafter, and each successive three-month period commencing on the last day of the preceding interest period and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is three months thereafter; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Interest Rate Cap” has the meaning specified in Section 2.06(a).

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees made consistent with past practices), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Borrower or any Restricted Subsidiary of the Borrower sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Borrower such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Borrower, the Borrower shall be deemed to have made a Restricted Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in Section 6.07(c). The acquisition by the Borrower or any Restricted Subsidiary of the Borrower of a Person that holds an Investment in a third Person shall be deemed to be an Investment by the Borrower or such Restricted Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in Section 6.07(c).

For purposes of the definition of “Unrestricted Subsidiary” and Section 6.07, (i) Investments shall include the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Borrower at the time such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Borrower shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Borrower’s “Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Borrower.

“Investors LLC” means THL-Nortek Investors, LLC, a Delaware limited liability company.

“IRS” means the U.S. Internal Revenue Service.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” means (a) the persons listed on Schedule 2.01 (other than any such Person that has ceased to be a party hereto pursuant to an Assignment and Assumption) and (b) any Person that has become a party hereto pursuant to an Assignment and Assumption.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“LIBO Rate” means, with respect to any Loan for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” for such Interest Period shall be the rate (rounded upwards, if necessary, to the next 1/100 of 1%) at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease (other than an operating lease), any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Loan Documents” means the Agreement, the promissory notes, if any, executed and delivered pursuant to Section 2.08(a), and the Fee Letter.

“Loan Facility” means, at any time, the aggregate Loans of all Lenders at such time under this Agreement.

“Loan Guarantee” means the Guarantee by each Guarantor of the Borrower’s payment Obligations under this Agreement and the Loans, executed pursuant to the provisions of this Agreement.

“Loan Parties” means, collectively, the Borrower and each Guarantor (if any).

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement, including the Initial Loans and the Extended Loans.

“Mandatory Prepayment Termination Date” has the meaning specified in Section 2.04(b).

“Material Adverse Effect” has the meaning specified in Section 5.02(b).

“Maximum Rate” has the meaning specified in Section 9.10.

“Minority Lenders” has the meaning specified in Section 9.01.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however: (1) any gain (or loss), together with any related provision for taxes on such gain (or loss), realized in connection with: (a) any Asset Sale (without reference to the $5.0 million limitation); or (b) the disposition of any other assets by such Person or any of its Restricted Subsidiaries (other than in the ordinary course of business) or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; (2) any extraordinary or nonrecurring gains, losses or charges, together with any related provision for taxes on such gain, loss or charge; and (3) any gains, losses, or charges of the Borrower and its Subsidiaries incurred in connection with the Original Transactions, including severance, bonus, change of control payments and other compensation charges arising therefrom, together with any related provision for taxes on such gain, loss, or charge.

“Net Proceeds” means (a) with respect to any Asset Sale, the aggregate cash proceeds received by the Borrower or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any noncash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale or disposition of such noncash consideration, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness (other than revolving credit Indebtedness, unless there is a required reduction in commitments) secured by a Lien on the asset or assets that were the subject of such Asset Sale and any (1) reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP and (2) any reserve or payment with respect to any liabilities associated with such asset or assets and retained by the Borrower after such sale or other disposition thereof, including, without limitation, severance costs, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction and (b) with respect to any Incurrence of Specified Indebtedness or Specified Equity Issuance, the cash proceeds thereof, net of all investment banking fees, underwriting discounts and commissions, taxes and other out-of-pocket expenses and other customary expenses incurred in connection therewith.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither the Borrower nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), or (b) is directly or indirectly liable as a guarantor or otherwise; and

(2) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Borrower or any of its Restricted Subsidiaries.

“Nortek” means Nortek, Inc., a Delaware corporation, and its successors and assigns.

“Nortek Credit Agreement” means that certain Credit Agreement, dated as of August 27, 2004, as amended and restated on April 3, 2006, by and among Nortek, UBS AG Stamford Branch, as U.S. Administrative Agent and Canadian Administrative Agent, and the other Lenders named therein providing for up to $700.0 million in term loan borrowings and $200.0 million of revolving credit borrowings, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced, restated, substituted or refinanced in whole or in part from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding Subsidiaries of Nortek as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement, including any agreement governing Credit Facilities incurred pursuant to clause (1) or (15) of Section 6.06(b), and whether by the same or any other agent, lender or group of lenders.

“NTK Senior Discount Notes” means the 10¾ senior discount notes of the Borrower due 2014 having an aggregate accreted value at maturity of $403,000,000 issued on February 15, 2005, and any exchange notes issued in exchange therefor, in each case pursuant to the NTK Senior Discount Notes Indenture.

“NTK Senior Discount Notes Indenture” means the Indenture dated as of February 15, 2005 among U.S. Bank National Association, as trustee, and the Borrower.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents include (a) the obligation to pay principal, interest, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party in accordance with the terms of the Loan Documents.

“Officer” means the Chairman of the Board, the Chief Executive Officer, Chief Financial Officer or Chief Accounting Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Borrower.

“Officers’ Certificate” means, with respect to any Person, a certificate signed by the Chief Executive Officer or President and by the Treasurer, Chief Financial Officer or Chief Accounting Officer of such Person; provided that any such certificate delivered on the Closing Date shall be signed by the Chief Executive Officer, President, Treasurer, Chief Financial Officer or Chief Accounting Officer of such Person

“Old Nortek Holdings” means Nortek Holdings, Inc., a Delaware corporation, as in existence prior to the consummation of the Original Transactions completed on August 27, 2004.

“Original Transactions” means (1) the purchase by THL Buildco, Inc. of all the outstanding Capital Stock of Old Nortek Holdings pursuant to the Stock Purchase Agreement, (2) the merger of THL Buildco, Inc. with and into Old Nortek Holdings with Old Nortek Holdings continuing as the surviving corporation, and the subsequent merger of Old Nortek Holdings with and into Nortek, with Nortek continuing as the surviving corporation, (3) the tender offers to purchase for cash all of Old Nortek Holdings’ outstanding 10% senior discount notes due 2011, Nortek’s outstanding senior floating rate notes due 2010 and Nortek’s outstanding 9-7/8% senior subordinated notes due 2011, (4) the repurchase or rollover of management stock options and severance, transaction bonuses and change of control payments to management, and all related transactions in connection with the foregoing and (5) other than for purposes of clause (15) of Section 6.07(b), the offering and sale of the NTK Senior Discount Notes and the use of proceeds thereof as described in the 2005 10-K.

“Other Taxes” has the meaning specified in Section 3.01(b).

“Outstanding Amount” means, on any date, the aggregate outstanding principal amount of the Loans on such date.

“Parent” means any direct or indirect parent company of the Borrower.

“Participant” has the meaning specified in Section 9.07(d).

“Payment Default’ has the meaning specified in Section 7.01.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permits” means permits, licenses or other approvals.

“Permitted Business” means any business conducted or proposed to be conducted as described in the 2005 10-K by the Borrower and its Restricted Subsidiaries on the Closing Date and other businesses reasonably related or ancillary thereto.

“Permitted Debt” has the meaning specified in Section 6.06(b).

“Permitted Investments” means:

(1) any Investment in the Borrower or in a Restricted Subsidiary of the Borrower;

(2) any Investment in Cash Equivalents;

(3) any Investment by the Borrower or any Restricted Subsidiary of the Borrower in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of the Borrower; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary of the Borrower;

(4) any Investment made as a result of the receipt of noncash consideration from an Asset Sale or other sale of assets that was made pursuant to and in compliance with Section 6.09.

(5) any Investment the payment for which consists of Equity Interests (other than Disqualified Stock) of the Borrower or any Parent (which Investment, in the case of any Parent, is contributed to the common equity capital of the Borrower; provided that any such contribution shall be excluded from Section 6.07(a)(3)(b));

(6) Hedging Obligations;

(7) any Investment to the extent such Investment, when taken together with all other Investments made pursuant to this clause (7) and outstanding on the date of such Investment, do not exceed the greater of (x) $50.0 million or (y) 5% of Consolidated Tangible Assets of the Borrower;

(8) any Investment of the Borrower or any of its Restricted Subsidiaries existing on February 15, 2005; and any extension, modification or renewal of any such Investment, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investment as in effect on February 15, 2005);

(9) loans to employees that are approved in good faith by a majority of the Board of Directors of the Borrower (or the Board of Directors of Nortek in the case of Nortek and its Restricted Subsidiaries) in an amount not to exceed $5.0 million outstanding at any time;

(10) any Investment acquired by the Borrower or any of its Restricted Subsidiaries:

(a) in exchange for any other Investment or accounts receivable held by the Borrower or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of a Person, or

(b) as a result of a foreclosure by the Borrower or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(11) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(12) Investments in joint ventures engaged in a Permitted Business not in excess of the greater of (x) $25.0 million or (y) 2.5% of Consolidated Tangible Assets of the Borrower, in the aggregate outstanding at any one time;

(13) Investments in Unrestricted Subsidiaries not in excess of the greater of (x) $25.0 million or (y) 2.5% of Consolidated Tangible Assets of the Borrower, in the aggregate outstanding at any one time;

(14) Investments by the Borrower or a Restricted Subsidiary of the Borrower in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person, in each case, in connection with a Qualified Receivables Transaction; and

(15) any Guarantee otherwise permitted under this Agreement.

The amount of Investments outstanding at any time pursuant to clauses (7), (12) and (13) of this definition shall be reduced by an amount equal to the net reduction in Investments by the Borrower and its Restricted Subsidiaries, subsequent to February 15, 2005, resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances or other transfers of assets, in each case to the Borrower or any such Restricted Subsidiary from any such Investment, or from the net cash proceeds from the sale of any such Investment, or from a redesignation of an Unrestricted Subsidiary to a Restricted Subsidiary, not to exceed, in the case of any Investment, the amount of the Investment previously made by the Borrower or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

“Permitted Liens” means:

(1) Liens on the assets of the Borrower securing Indebtedness and other obligations (including Guarantees) incurred pursuant to clause (1), (15) or (20) of Section 6.06(b);

(2) Liens on the assets of a Restricted Subsidiary securing Indebtedness (other than a Guarantee of Indebtedness of the Borrower) and other obligations of such Restricted Subsidiary otherwise permitted under this Agreement;

(3) Liens in favor of the Borrower or any Restricted Subsidiary of the Borrower;

(4) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Borrower or any Restricted Subsidiary of the Borrower; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Borrower or the Restricted Subsidiary;

(5) Liens on property existing at the time of acquisition thereof by the Borrower or any Restricted Subsidiary of the Borrower; provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any property other than the property so acquired by the Borrower or the Restricted Subsidiary;

(6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by Section 6.06(b)(4) covering only the assets acquired with such Indebtedness;

(7) Liens of the Borrower and its Restricted Subsidiaries existing on the Closing Date;

(8) Liens incurred in the ordinary course of business of the Borrower or any Restricted Subsidiary of the Borrower with respect to obligations that do not exceed $10.0 million at any one time outstanding;

(9) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other similar obligations (exclusive of obligations for the payment of borrowed money) incurred in the ordinary course of business;

(10) Liens upon specific items of inventory, or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(11) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith;

(12) Liens to secure Indebtedness of any Foreign Restricted Subsidiary permitted by Section 6.06(b)(16) covering only the assets of such Foreign Restricted Subsidiary;

(13) Liens on assets of a Receivables Subsidiary arising in connection with a Qualified Receivables Transaction;

(14) Liens for taxes, assessments, governmental charges or claims that are not yet due or are being contested in good faith by appropriate legal proceedings; provided that any reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor;

(15) statutory Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings; provided that any reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor;

(16) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of the Borrower or any of its Subsidiaries, taken as a whole;

(17) leases or subleases or licenses granted to others in the ordinary course of business of the Borrower or any of its Restricted Subsidiaries, taken as a whole;

(18) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Borrower or any of its Restricted Subsidiaries relating to such property or assets;

(19) any interest or title of a lessor in the property subject to any Capital Lease Obligation;

(20) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

(21) Liens on property of, or on shares of stock or Indebtedness of, any Person existing at the time (A) such Person becomes a Restricted Subsidiary of the Borrower or (B) such Person or such property is acquired by the Borrower or any Restricted Subsidiary;

(22) Liens arising from the rendering of a final judgment or order against the Borrower or any Restricted Subsidiary that does not give rise to an Event of Default;

(23) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

(24) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(25) Liens encumbering customary initial deposits and margin deposits, and other Liens that are either within the general parameters customary in the industry and incurred in the ordinary course of business or otherwise permitted under the terms of the Credit Facilities, in each case securing Indebtedness under commodity agreements, interest rate agreements and currency agreements;

(26) Liens solely on any cash earnest money deposits made by the Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under this Agreement;

(27) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry; and

(28) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Borrower or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Borrower or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest thereon and the amount of any reasonably determined premium and other amounts necessary to accomplish such refinancing and such reasonable fees and expenses incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Loans, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Loans on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4) such Indebtedness is incurred either by the Borrower or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“PIK Interest” has the meaning specified in Section 2.06(b).

“PIK Option” has the meaning specified in Section 2.06(b).

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Portal” has the meaning specified in Section 6.17.

“Principals” means the Equity Sponsor and its Affiliates.

“Pro Forma Cost Savings” means, with respect to any period, the reduction in net costs and related adjustments that (i) were directly attributable to an Asset Acquisition that occurred during the four-quarter period or after the end of the four-quarter period and on or prior to the Calculation Date and calculated on a basis that is consistent with Regulation S-X under the Securities Act as in effect and applied as of August 27, 2004, (ii) were actually implemented by the business that was the subject of any such Asset Acquisition within six months after the date of the Asset Acquisition and prior to the Calculation Date that are supportable and quantifiable by the underlying accounting records of such business or (iii) relate to the business that is the subject of any such Asset Acquisition and that the Borrower reasonably determines are probable based upon specifically identifiable actions to be taken within six months of the date of the Asset Acquisition and, in the case of each of (i), (ii) and (iii) of this definition, are described, as provided below, in an Officers’ Certificate, as if all such reductions in costs had been effected as of the beginning of such period. Pro Forma Cost Savings described above shall be accompanied by a certificate delivered to the Administrative Agent from the Borrower’s Chief Financial Officer that outlines the specific actions taken or to be taken, the net cost savings achieved or to be achieved from each such action and that, in the case of clause (iii) above, such savings have been determined to be probable.

“Pro Rata Share” means, with respect to each Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the principal amount of the Loans of such Lender at such time and the denominator of which is the Outstanding Amount. The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Public Equity Offering” means an offer and sale for cash of common stock (other than Disqualified Stock) of the Borrower or any Parent pursuant to a registration statement that has been declared effective, by the Commission pursuant to the Securities Act (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of the Borrower).

“Purchase Money Note” means a promissory note evidencing a line of credit, or evidencing other Indebtedness, owed to the Borrower or any Restricted Subsidiary of the Borrower in connection with a Qualified Receivables Transaction, which note shall be repaid from cash available to the maker of such note, other than amounts required to be established as reserves pursuant to agreement, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts paid in connection with the purchase of newly generated receivables.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Borrower or by any Restricted Subsidiary of the Borrower pursuant to which the Borrower or any Restricted Subsidiary of the Borrower may sell, convey or otherwise transfer to a Receivables Subsidiary, any accounts receivable (whether now existing or arising in the future) of the Borrower or any Restricted Subsidiary of the Borrower and any asset related thereto, including, without limitation, all collateral securing such accounts receivable, and all Guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets that are customarily transferred, or in respect of which security interests are customarily granted, in connection with an asset securitization transaction involving accounts receivable.

“Receivables Subsidiary” means a Subsidiary of the Borrower (other than a Guarantor) that engages in no activities other than in connection with the financing of accounts receivables and that is designated by the Board of Directors of the Borrower (as provided below) as a Receivables Subsidiary (a) no portion of the Indebtedness or any other Financing Obligations (contingent or otherwise) of which (i) is Guaranteed by the Borrower or any other Restricted Subsidiary of the Borrower (excluding Guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Borrower or any other Restricted Subsidiary of the Borrower in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of the Borrower or any other Restricted Subsidiary of the Borrower, directly or indirectly, contingently or otherwise to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither the Borrower nor any other Restricted Subsidiary of the Borrower has any material contract, agreement, arrangement or understanding (except in connection with a Purchase Money Note or Qualified Receivables Transaction) other than on terms no less favorable to the Borrower or such other Restricted Subsidiary of the Borrower than those that might be obtained at the time from Persons that are not Affiliates of the Borrower, other than fees payable in the ordinary course of business in connection with servicing accounts receivable, and (c) to which neither the Borrower nor any other Restricted Subsidiary of the Borrower has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve a certain level of operating results. Any such designation by the Board of Directors of the Borrower shall be evidenced to the Administrative Agent by filing with the Administrative Agent a certified copy of the resolution of the Board of Directors of the Borrower giving effect to such designation and an Officers’ Certificate certifying, to the best of such officer’s knowledge and belief after consulting with counsel, that such designation complied with the foregoing conditions.

“Register” has the meaning specified in Section 9.07(c).

“Related Party” means (1) any controlling stockholder, partner, member, 80% (or more) owned Subsidiary, or immediate family member (in case of an individual) of any Principal or (2) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause.

“Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or depositing in, into or onto the environment.

“Replacement Assets” means (1) noncurrent tangible assets that will be used or useful in a Permitted Business or (2) all or substantially all of the assets of a Permitted Business or a majority of the Voting Stock of any Person engaged in a Permitted Business that will become on the date of acquisition thereof a Restricted Subsidiary.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of Outstanding Amount.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payments” has the meaning specified in Section 6.07(a).

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Rollover Fee” has the meaning specified in Section 2.06(f).

“S&P” means Standard & Poor’s Ratings Services, or any successor to the rating agency business thereof.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Senior Subordinated Notes” means the 8.50% unsecured senior subordinated notes of Nortek due 2014 in an aggregate principal amount of $625,000,000 issued on August 27, 2004, and any exchange notes issued in exchange therefor, in each case, pursuant to the Senior Subordinated Notes Indenture.

“Senior Subordinated Notes Indenture” means the Indenture dated as of August 27, 2004 among U.S. Bank National Association, as trustee, Nortek and the guarantors.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article I, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on August 27, 2004.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPC” has the meaning specified in Section 9.07(g).

“Specified Equity Issuance” means the sale or issuance by the Borrower or any Parent of any of its Equity Interests in a Public Equity Offering.

“Specified Indebtedness” means any Indebtedness Incurred by the Borrower after the Closing Date pursuant to Section 6.06(a), Section 6.06(b)(1), Section 6.06(b)(5) (to the extent the net proceeds of the applicable Permitted Refinancing Indebtedness are used to refund, refinance or replace Indebtedness that is permitted by this Agreement to be incurred under Section 6.06(a), Section 6.06(b)(2), Section 6.06(b)(3) or Section 6.06(b)(15)) or Section 6.06(b)(15).

“Sponsor Management Agreement” means the Management Agreement dated August 27, 2004 between THL Managers V, LLC and Nortek Holdings, Inc.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Borrower or any Restricted Subsidiary of the Borrower that are reasonably customary in an accounts receivable transaction.

“Statutory Reserves” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject for Eurocurrency Liabilities (as defined in Regulation D of the Board). The Loans shall be deemed to constitute Eurocurrency Liabilities (as defined in Regulation D of the Board) and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Stock Purchase Agreement” means the Stock Purchase Agreement, dated as of July 15, 2004, by and among Kelso Investment Associates VI, L.P., the other sellers named therein, THL Buildco Holdings, Inc. and THL Buildco, Inc.

“Subsidiary” means, with respect to any specified Person: (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

“Super Majority Lenders” has the meaning specified in Section 9.01.

“Syndication Agent” means Credit Suisse Securities (USA) LLC, as Syndication Agent under the Loan Documents.

“Taxes” has the meaning specified in Section 3.01(a).

“Trustee” has the meaning assigned to such term in the Exchange Note Indenture.

“2005 10-K” means the Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed by the Borrower with the Commission on March 10, 2006.

“2006 10-Q” means the Quarterly Report on Form 10-Q for the fiscal quarter ended April 1, 2006, filed by the Borrower with the Commission on the Closing Date.

“United States” and “U.S.” mean the United States of America.

“Unrestricted Subsidiary” means any Subsidiary of the Borrower that is designated by the Board of Directors of the Borrower as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) is a Person with respect to which neither the Borrower nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(3) is not a guarantor or does not otherwise directly or indirectly provide credit support for any Indebtedness of the Borrower or any of its Restricted Subsidiaries at the time of such designation unless such Guarantee or credit support is released upon such designation.

Any designation of a Restricted Subsidiary of the Borrower as an Unrestricted Subsidiary shall be evidenced to the Administrative Agent by filing with the Administrative Agent a certified copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 6.07. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Borrower as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 6.06, the Borrower shall be in default.

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law on October 26, 2001)).

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (2) the then outstanding principal amount of such Indebtedness.

1.02  Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)   The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)   (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii)   Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii)   The term “including” is by way of example and not limitation.

(iv)   The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(v)   The term “principal” with respect to any Loan includes the original principal amount of such Loan on the Closing Date and any increase thereof as a result of the payment of PIK Interest.

(c)   In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(d)   Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03  Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with GAAP.

1.04  References to Laws. Unless otherwise expressly provided herein, references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.05  Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06  Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

ARTICLE II

LOANS

2.01  Commitments. (a) Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make a loan (individually, an “Initial Loan” and collectively, the “Initial Loans”) to the Borrower on the Closing Date in a principal amount not to exceed its Commitment. Amounts repaid or prepaid in respect of the Loans may not be reborrowed.

(b)   The Commitments shall terminate on the earliest of (i) the making of the Initial Loans on the Closing Date or (ii) 5:00 p.m., New York City time, on May 12, 2006, if the Initial Loans are not made on or before such date. The Borrower may terminate or reduce the Commitments at any time by providing irrevocable written or fax notice thereof to the Administrative Agent.

2.02  Procedure for Borrowing. In order to request the Borrowing to be made on the Closing Date, the Borrower shall notify the Administrative Agent of such request by telephone, not later than 12:00 noon (New York City time) one Business Day before the Closing Date. Such telephonic borrowing request shall be confirmed promptly in writing by hand delivery or fax to the Administrative Agent of a written Borrowing Request, signed by or on behalf of the Borrower and each such telephonic borrowing request and written Borrowing Request shall specify the following information: (i) the date of such Borrowing (which shall be a Business Day), (ii) the number and location of the account to which funds are to be disbursed and (iii) the amount of such Borrowing. The Administrative Agent shall promptly advise the Lenders of any notice given pursuant to this Section 2.02 (and the contents thereof), and of each Lender’s portion of the requested Borrowing.

2.03  Maturity; Extended Loans; Exchange Notes. (a) The Initial Loans will mature on the Initial Maturity Date; provided, however, that if the Initial Loans have not been repaid on or prior to the Initial Maturity Date, the maturity date of each Initial Loan outstanding on such date shall automatically be extended, without the need for any action by any party hereto, until the Final Maturity Date (any Initial Loan so extended, an “Extended Loan”).

(b)   (i) Each Lender will have the option at any time on or after the Initial Maturity Date to receive Exchange Notes in exchange for all (but not a portion of) the Extended Loans of such Lender (including any interest thereon not required to be paid in cash) then outstanding pursuant to Section 6.17 (each such event being referred to herein as an “Exchange”); provided that the Borrower shall not be required to issue Exchange Notes until it shall have received Exchange Requests to issue not less than $25,000,000 aggregate principal amount of Exchange Notes.

(ii)   The principal amount of the Exchange Notes will equal 100.0% of the aggregate principal amount (including any accrued interest not required to be paid in cash) of the Loans for which they are exchanged. The Exchange Notes will rank pari passu with the Extended Loans and will have the terms set forth in the Exchange Note Indenture. On any date an Exchange occurs (an “Exchange Date”), the Borrower shall, pursuant to the provisions of this Article II, pay any accrued and unpaid interest required to be paid on the Loans so exchanged. If a Default shall have occurred and be continuing on any Exchange Date, any notices given or cure periods commenced while the Loan was outstanding shall be deemed given or commenced (as of the actual dates thereof) for all purposes with respect to the Exchange Notes (with the same effect as if the Exchange Notes had been outstanding as of the actual dates thereof). Receipt by a Lender of the Exchange Notes and all amounts due in respect of the corresponding Loans through the Exchange Date shall be in satisfaction of, and shall constitute the discharge of, the corresponding Loans and the Borrower will have no further obligations in respect of such Loans.

(iii)   In order to effect an Exchange, a Lender shall provide the Administrative Agent and the Borrower written or fax notice (an “Exchange Request”) in the form attached hereto as Exhibit A at least seven Business Days prior to an Exchange Date  selected by such Lender for an Exchange in compliance with clause (ii) above, together with such other information as may be reasonably requested by the Administrative Agent. Each Exchange Request shall specify (A) the Lender’s legal name; (B) the Exchange Date selected by such Lender; (C) the principal amount of the Loans to be exchanged pursuant to the applicable notice and (D) the principal amount of such Exchange Notes to be represented by Fixed Rate Exchange Notes (whether in connection with the sale thereof to a third party or as otherwise provided by this Agreement) and Increasing Rate Exchange Notes. Upon receipt of an Exchange Request, the Administrative Agent shall send, on the date that is five Business Days prior to the Exchange Date specified in such Exchange Request, written or fax notice of such proposed Exchange to the Depositary (as defined in the Exchange Note Indenture), with a copy to the Borrower, that shall specify the information contained in such Exchange Request.

2.04  Optional and Mandatory Prepayments. (a) The Borrower shall have the right at any time and from time to time to prepay the Loans, in whole or in part, without premium or penalty, upon at least one Business Day’s prior written or fax notice (or telephone notice promptly confirmed by written or fax notice) to the Administrative Agent before 12:30 p.m., New York City time; provided, however, that each partial optional prepayment shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b)   In the event and on each occasion at any time on or prior to the date on which any Loans or Increasing Rate Exchange Notes commence to accrue interest at a rate per annum equal to the Interest Rate Cap (the “Mandatory Prepayment Termination Date”) that (a) a Specified Equity Issuance occurs or (b) the Borrower incurs or issues any Specified Indebtedness, the Borrower shall promptly, but in any event within five Business Days after the receipt thereof by the Borrower or any Parent, apply 100% of the Net Proceeds therefrom to prepay outstanding Loans.

(c)   If the Borrower shall optionally redeem any Exchange Notes (other than any Fixed Rate Exchange Notes) pursuant to the terms of the Exchange Note Indenture, then the Borrower shall, promptly, but in any event within five Business Days after such redemption, prepay Loans on a pro rata basis with the Exchange Notes so redeemed.

(d)   All optional and mandatory prepayments under this Section 2.04 shall be subject to Section 3.02 but otherwise without premium or penalty. All optional and mandatory prepayments under this Section 2.04 shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to, but excluding, the date of payment.

(e)   Notwithstanding the foregoing, the Borrower may rescind or postpone any notice of prepayment under Section 2.04(a) if such prepayment would have resulted from a refinancing of all of the Loans, which refinancing shall not be consummated or otherwise shall be delayed.

2.05  Repayment of Loans. The Borrower shall repay to the Administrative Agent for the ratable account of each Lender on the Final Maturity Date the aggregate principal amount of all Loans outstanding on such date.

2.06  Interest and Fees

(a)   (i) Subject to the provisions of Section 2.06(c), the Initial Loans shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Adjusted LIBO Rate for such Interest Period plus the Applicable Initial Loan Percentage.

(ii)   Subject to the provisions of Sections 2.06(c), Extended Loans (and Increasing Rate Exchange Notes) shall bear interest for each Interest Period on the unpaid principal thereof at a rate per annum equal to the interest rate in effect with respect to the Initial Loans on the Business Day immediately preceding the Initial Maturity Date plus 100 basis points plus the Applicable Extended Loan Percentage.

(iii)   Notwithstanding the foregoing clauses (i) and (ii) (but subject to the provisions in Section 2.06(c)), the interest rate borne by the Loans (and Increasing Rate Exchange Notes) in any Interest Period shall not exceed 11.00% per annum (the “Interest Rate Cap”).

(iv)   Except as otherwise provided in Section 2.06(b), interest on the Initial Loans and Extended Loans (and Increasing Rate Exchange Notes) shall be payable entirely in cash.

(b)   (i) Notwithstanding anything to the contrary in Section 2.06(a), the Borrower may elect, at its option (the “PIK Option”), to pay interest on the Loans on any Interest Payment Date entirely by increasing the principal amount of the Loans by the amount accrued on the outstanding principal amount of the Loans (including principal amounts representing capitalized interest under this paragraph) during the applicable Interest Period at a rate as set forth in Section 2.06(a) (the “PIK Interest”). If the Borrower exercises the PIK Option with respect to any Interest Period, an amount equal to the unpaid interest accrued on each Lender’s Loan during such Interest Period will be added to the principal amount of such Loan on the applicable Interest Payment Date, and such accrued interest will be deemed to have been paid with the increase of the principal amount of such Loan in such amount. Following an increase in the principal amount of the Loans as a result of the payment of PIK Interest, the Loans shall bear interest on such increased principal amount from and after the date of such payment of PIK Interest. The Borrower must elect the form of interest payment for each Interest Period by delivering a notice to the Administrative Agent, in the form of Exhibit B at least five Business Days prior to the end of such Interest Period. The Administrative Agent shall promptly deliver a corresponding notice to all Lenders. In the absence of the due exercise by the Borrower of the PIK Option, interest on the Loans will be payable entirely in cash.

(ii)   Notwithstanding the foregoing, the Borrower shall make payments of accrued interest in cash in an amount and at a time such that the Extended Loans outstanding will not be considered “an applicable high yield discount obligation” within the meaning of Section 163(i)(2) of the Code. As such, the Borrower shall pay by the end of the first Interest Payment Date ending after the fifth anniversary of the Closing Date, and to the extent necessary on any Interest Payment Date thereafter an amount such that at no time during the continued term of the Extended Loans will there be accrued but unpaid interest on the Extended Loans exceeding an amount equal to the product of (i) the original “issue price” of the Initial Loans as of the Closing Date (within the meaning of Section 1273(b) and Section 1274(a) of the Code) and (ii) the Extended Loans’ yield to maturity.

(iii)   Notice of the mandatory payment to be made pursuant to this Section 2.06(b) shall be given in the manner provided for in Section 9.02 not less than 30 days nor more than 60 days prior to the date of such payment, to the Administrative Agent and each Lender receiving such payment. At the Borrower’s request, the Administrative Agent shall give notice of the mandatory payment in the Borrower’s name and at the Borrower’s expense; provided, however, that the Borrower shall deliver to the Administrative Agent, at least 45 days prior to the payment date, an Officers’ Certificate requesting that the Administrative Agent give such notice at the Borrower’s expense and setting forth the information to be stated in such notice as provided as follows:

(A)   the date of such payment; and

(B)   the amount of such payment.

(iv)   The mandatory payment under this Section 2.06(b) shall be made on a pro rata basis among the Lenders, by lot or by such other method as the Administrative Agent in its sole discretion shall deem fair and appropriate (and in such manner as complies with applicable legal requirements); provided, however, that no such payment shall reduce the portion of the principal amount at maturity of a Loan to less than $1,000.

(v)   Prior to 12:30 p.m., New York City time, on the mandatory payment date, the Borrower shall deposit with the Administrative Agent the amount of money required to be paid pursuant to this Section 2.06(b).

(c)   Any past due amount of the Obligations shall accrue interest at a rate per annum at all times equal to the Default Rate. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(d)   Interest on each Loan shall be due and payable in arrears (either in cash or, to the extent permitted by clause (b) above, by adding to the then outstanding principal amount of such Loan) on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(e)    The Borrower agrees to pay to the Administrative Agent, for its own account, the administration fee provided for in the Fee Letter at the times, in the amounts and on the terms set forth therein.

(f)   If the Initial Loans have not been repaid in full on or prior to the Initial Maturity Date, the Borrower shall pay on the Initial Maturity Date a rollover fee (the “Rollover Fee”) to each Lender in an amount equal to 2.00% of the aggregate principal amount of the Initial Loans of such Lender outstanding on the Initial Maturity Date. If any of the Loans (or related Exchange Notes) are repaid, redeemed or repurchased, as applicable, by the Borrower on or prior to the 180th day after the Initial Maturity Date, the applicable Lender on the Initial Maturity Date (notwithstanding any assignment of any Loans by such Lender subsequent to the Initial Maturity Date but prior to the date of such repayment, redemption or repurchase) will refund to the Borrower an amount equal to 50% of the Rollover Fee actually received by such Lender from the Borrower in respect of the Loans (or related Exchange Notes) repaid, redeemed or repurchased.

2.07  Computation of Interest and Fees. All computations of fees and interest shall be made on the basis of a three hundred and sixty (360) day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a three hundred and sixty-five (365) day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid in accordance with the terms of this Agreement. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.08  Evidence of Indebtedness

(a)   The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent (and the Administrative Agent shall act solely for purposes of Treasury Regulation Section 5f.103-1(c), as agent for the Borrower), in each case in the ordinary course of business, in which it shall record (i) the amount of each Loan made hereunder (including any principal amounts accrued pursuant to an exercise of the PIK Option), (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a promissory note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its promissory note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

(a)   Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.08(a), and by each Lender in its account or accounts pursuant to Section 2.08(a), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each applicable Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the Obligations of the Borrower.

2.09  Payments Generally

(a)   All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office. All payments shall be made in U.S. Dollars not later than 2:00 p.m. (New York City time) on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. (New York City time) shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b)   If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(c)   Unless the Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:

(i)   if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at the Federal Funds Rate from time to time in effect or, if greater, a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation; and

(ii)   if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the Federal Funds Rate from time to time in effect or, if greater, a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. When such Lender makes payment to the Administrative Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lender’s Loan included in the Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or any Borrower with respect to any amount owing under this Section 2.09(c) shall be conclusive, absent manifest error.

(d)   If any Lender makes available to the Administrative Agent funds for any Initial Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions precedent to the making of the Initial Loans set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e)   The obligations of the Lenders hereunder to make Initial Loans are several and not joint. The failure of any Lender to make the Initial Loans on the Closing Date shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Initial Loan.

(f)   Nothing herein shall be deemed to obligate any Lender to obtain the funds for the Initial Loan of such Lender in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for such Initial Loan in any particular place or manner.

(g)   Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the applicable Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by such Administrative Agent and the Lenders in the order of priority set forth in Section 7.09. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent shall distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share, in repayment or prepayment of such of the outstanding Loans or other applicable Obligations then owing to such Lender.

2.10  Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans, pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 9.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 9.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.10 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.10 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

2.11  Change of Control Offer. (a) Upon the occurrence of a Change of Control, each Lender shall have the right to require the Borrower to prepay all or any part of such Lender’s Loans pursuant to an offer (the “Change of Control Offer”) on the terms set forth in this Agreement. In the Change of Control Offer, the Borrower shall offer to all Lenders to prepay all Loans by making a cash payment equal to 100% of the principal amount thereof, plus accrued and unpaid interest, thereon, to the date of prepayment (the “Change of Control Prepayment”). All prepayments of Loans under this Section 2.11 shall be subject to Section 3.03.

(b)   Within 30 days following any Change of Control, the Borrower shall mail a notice to the Administrative Agent and to each Lender stating:

(i)   that the Change of Control Offer is being made pursuant to this Section 2.11 and that all Loans of all Lenders properly accepting such offer of prepayment will be prepaid;

(ii)   the amount of the Change of Control Prepayment and the prepayment date (the “Change of Control Prepayment Date”), which may not be earlier than 30 days nor later than 60 days from the date such notice is mailed;

(iii)   that any Loans as to which such offer is not properly accepted will remain outstanding and will continue to accrue interest;

(iv)   that, unless the Borrower defaults in the payment of the prepayment price of any Loans as to which the Change of Control Offer shall have been accepted, all Loans accepted for prepayment pursuant to the Change of Control Offer will cease to accrue interest on and after the Change of Control Prepayment Date;

(v)   that Lenders electing to have any Loans prepaid pursuant to a Change of Control Offer will be required to notify the Administrative Agent prior to the close of business on the third Business Day preceding the Change of Control Prepayment Date; and

(vi)   that Lenders will be entitled to withdraw their election to require the Borrower to prepay their Loans on the terms and conditions set forth in such notice.

(c)   On the Change of Control Prepayment Date, the Borrower shall, to the extent lawful:

(i)   prepay all Loans, or portions thereof, as to which the Change of Control Offer was accepted and not withdrawn; and

(ii)   deposit with the Administrative Agent an amount equal to the Change of Control Prepayment in respect of all Loans or portions thereof, as to which the Change of Control Offer was accepted and not withdrawn.

(d)   If the terms of the Nortek Credit Agreement prohibit the Borrower from making a Change of Control Offer or from prepaying the Loans pursuant thereto, prior to the mailing of the notice to Lenders described in clause (b) above, but in any event within 90 days following any Change of Control, the Borrower shall either:

(i)   repay in full all Indebtedness outstanding under the Nortek Credit Agreement or offer to repay in full all such Indebtedness and repay the Indebtedness of each lender who has accepted such offer; or

(ii)   obtain the requisite consent under the Nortek Credit Agreement to permit the prepayment of the Loans as described above.

The Borrower must first comply with this Section 2.11(d) before it shall be required to prepay any Loans in the event of a Change of Control.

(e)   Notwithstanding the foregoing, the Borrower shall not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Agreement applicable to a Change of Control Offer made by the Borrower and prepays all Loans as to which such Change of Control Offer was accepted and not withdrawn or (2) a notice of prepayment has been given pursuant to Section 2.04 unless and until there is a Default with respect to such prepayment or such notice has been rescinded or postponed pursuant to Section 2.04(e). A Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

(f)   The Borrower shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Prepayment Date.

2.12  Asset Sale Offer

(a)   Any Net Proceeds from Asset Sales that are not applied or invested as provided in Section 6.09(b) shall constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $20.0 million, the Borrower shall make an offer (the “Asset Sale Offer”) to all Lenders and all holders of other Indebtedness that is pari passu with the Loans containing provisions similar to those set forth in Section 6.09 with respect to offers to prepay or purchase with the proceeds of sales of assets to prepay the maximum principal amount of Loans, and such other pari passu Indebtedness that may be prepaid or purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer shall be equal to 100% of the principal amount (in the case of the Loans), or accreted value or principal amount, as applicable (in the case of any other Indebtedness), plus, without duplication, accrued and unpaid interest, if any, to the date of prepayment or purchase, as applicable, and will be payable in cash (the “Excess Proceeds Prepayment”). All prepayments of Loans under this Section 2.12 shall be subject to Section 3.03.

(b)   If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Borrower may use such Excess Proceeds for any purpose not otherwise prohibited by this Agreement. If the aggregate principal amount of all Loans and the accreted value or principal amount, as the case may be, of such other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Loans and such other pari passu Indebtedness to be prepaid or purchased shall be prepaid or purchased, as applicable, on a pro rata basis based on the principal amount of the Loans and the accreted value or principal amount, as applicable, of such other pari passu Indebtedness tendered. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

(c)   To the extent that the aggregate principal amount of the Loans as to which an Asset Sale Offer is accepted by Lenders is less than the Excess Proceeds, the Borrower may use the remaining Excess Proceeds for general corporate purposes and such amounts shall no longer be deemed Excess Proceeds. If the aggregate principal amount of the Loans as to which an Asset Sale Offer is accepted by Lenders exceeds the amount of Excess Proceeds available to prepay the Loans, the Administrative Agent shall select the Loans to be prepaid on a pro rata basis.

(d)   Immediately following any Asset Sale Offer, the Borrower shall mail a notice to the Administrative Agent and to each Lender stating:

(i)   that the Asset Sale Offer is being made pursuant to this Section 2.12 and that all Loans of all Lenders properly accepting such Asset Sale Offer will be prepaid;

(ii)   the amount of the Excess Proceeds Prepayment and the purchase date (the “Excess Proceeds Prepayment Date”), which may not be earlier than 30 days nor later than 60 days from the date such notice is mailed;

(iii)   that any Loans as to which such offer is not properly accepted by the Lender thereof will remain outstanding and will continue to accrue interest;

(iv)   that, unless the Borrower defaults in the prepayment of any Loans as to which the Asset Sale Offer shall have been accepted by Lenders, all Loans accepted for prepayment pursuant to the Asset Sale Offer will cease to accrue interest on and after the Excess Proceeds Prepayment Date;

(v)   that Lenders electing to have any Loans prepaid pursuant to an Asset Sale Offer will be required to notify the Administrative Agent prior to the close of business on the third Business Day preceding the Excess Proceeds Prepayment Date; and

(vi)   that Lenders will be entitled to withdraw their election to require the Borrower to prepay their Loans on the terms and conditions set forth in such notice.

(e)   On the Excess Proceeds Prepayment Date, the Borrower shall, to the extent lawful:

(i)   prepay all Loans, or portions thereof, as to which the Asset Sale Offer was accepted by Lenders and not withdrawn; and

(ii)   deposit with the Administrative Agent an amount sufficient to pay the Excess Proceeds Prepayment in respect of all Loans or portions thereof, as to which the Asset Sale Offer was accepted by Lenders and not withdrawn.

(f)   The Borrower shall publicly announce the results of the Asset Sale Offer on or as soon as practicable after the Excess Proceeds Prepayment Date.

ARTICLE III

Taxes and Increased Costs Protection

3.01  Taxes

(a)   Except as provided in this Section 3.01 or as otherwise expressly provided in this Agreement, any and all payments by the Borrower to or for the account of the Administrative Agent or any Lender under any Loan Document shall be made free and clear of and without reduction for or on account of any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities (including additions to tax, penalties and interest) with respect thereto, excluding, in the case of the Administrative Agent and each Lender, taxes imposed on or measured by its net income (including branch profits), and capital and franchise (and similar) taxes imposed on it in lieu of net income taxes, by the jurisdiction (or any political subdivision thereof) under the Laws of which the Administrative Agent or such Lender, as the case may be, is organized or maintains a lending office, and all liabilities (including additions to tax, penalties and interest) with respect thereto (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”). If the Borrower shall be required by any Laws to deduct or withhold any Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions or withholdings (including amounts applicable to additional sums payable under this Section 3.01), each of the Administrative Agent and such Lender receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted or withheld to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within thirty (30) days after the date of such payment, the Borrower shall furnish to the Administrative Agent or Lender (as the case may be) the original or a certified copy of a receipt evidencing payment thereof to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent.

(b)   In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise, sales, goods and services or intangible taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to the exercise by the Administrative Agent or a Lender of its rights under, any Loan Document (hereinafter referred to as “Other Taxes”).

(c)   The Borrower agrees to indemnify the Administrative Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 3.01) paid by the Administrative Agent or such Lender, and (ii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided the Administrative Agent or Lender, as the case may be, provides the Borrower with a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts. Payment under this Section 3.01(c) shall be made within thirty (30) days after the date such Lender or the Administrative Agent makes a written demand therefor.

(d)   The Borrower shall not be required pursuant to this Section 3.01 to pay any additional amount to, or to indemnify, any Lender or the Administrative Agent, as the case may be, to the extent that such Lender or the Administrative Agent becomes subject to Taxes subsequent to the Closing Date (or, if later, the date such Lender or the Administrative Agent becomes a party to this Agreement) as a result of a change in the place of organization of such Lender or Administrative Agent or a change in the lending office of such Lender, except to the extent that any such change is requested or required by the Borrower (and provided that nothing in this clause (d) shall be construed as relieving the Borrower from any obligation to make such payments or indemnification in accordance with Section 3.02 in the event of a change that is a change in Law).

(e)   If the forms provided by a Lender or the Administrative Agent pursuant to Section 9.15(a) at the time such Lender or the Administrative Agent, as the case may be, first becomes a party to this Agreement indicate a United States withholding tax rate in excess of zero, United States withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender or the Administrative Agent, as the case may be, provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such forms; provided, however, that, if at the date of the Assignment and Assumption pursuant to which a Lender becomes a party to this Agreement, the Lender assignor was entitled to payments under clause (a) of this Section 3.01 in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to United States withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender assignee on such date.

(f)   If any Lender or the Administrative Agent determines that it has received a refund or over-payment credit in respect of any Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by the Borrower pursuant to this Section 3.01, it shall promptly remit the amount of such refund or credit (including any interest included in such refund or credit) to the Borrower (to the extent that it reasonably determines that it can do so without prejudice to the retention of the refund or credit), net of all out-of-pocket expenses of the Lender or the Administrative Agent, as the case may be; provided, however, that the Borrower, upon the request of the Lender or the Administrative Agent, as the case may be, agrees promptly to return such refund or credit to such party in the event such party is required to repay such refund or credit to the relevant taxing authority. Such Lender or the Administrative Agent, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund or credit received from the relevant taxing authority (provided that such Lender or the Administrative Agent may delete any information therein that such Lender or the Administrative Agent deems confidential). Nothing herein contained shall interfere with the right of a Lender or the Administrative Agent to arrange its tax affairs in whatever manner it thinks fit nor oblige any Lender or the Administrative Agent to claim any tax refund or to disclose any information relating to its tax affairs or any computations in respect thereof or require any Lender or the Administrative Agent to do anything that would prejudice its ability to benefit from any other refunds, credits, reliefs, remissions or repayments to which it may be entitled.

(g)   Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.01(a) or (c) with respect to such Lender it will, if requested by the Borrower, use commercially reasonable efforts (subject to such Lender’s overall internal policies of general application and legal and regulatory restrictions) to avoid the consequences of such event, including to designate another Lending Office for any Loan affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, do not cause such Lender and its Lending Office(s) to suffer any material economic, legal or regulatory disadvantage; and provided, further, that nothing in this Section 3.01(g) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Sections 3.01(a) and (c).

3.02  Increased Cost and Reduced Return; Capital Adequacy

(a)   If any Lender determines that as a result of the introduction of or any change in or in the interpretation of any Law, in each case after the date hereof, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Loans, or a reduction in the amount received or receivable by such Lender in connection with the foregoing (excluding for purposes of this Section 3.02(a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section 3.01 shall govern), (ii) changes in the basis of taxation of net income or gross income (including branch profits), capital and franchise (and similar) taxes imposed in lieu of net income taxes, by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which such Lender is organized or maintains a lending office, and (iii) reserve requirements contemplated by the definition of the term “Adjusted LIBO Rate”), then from time to time upon demand of such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.04), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

(b)   If any Lender determines that the introduction of any Law regarding capital adequacy, reserve requirements or similar requirements or any change therein or in the interpretation thereof, in each case after the date hereof, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.04), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction.

(c)   If any Lender requests compensation under this Section 3.02, then such Lender will, if requested by the Borrower, use commercially reasonable efforts to designate another Lending Office for any Loan affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, do not cause such Lender and its Lending Office(s) to suffer any material economic, legal or regulatory disadvantage, and provided further that nothing in this Section 3.02(c) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Section 3.02(a) or (b).

3.03  Certain Losses. Upon demand of any Lender setting forth in reasonable detail the amount thereof (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of any failure of the Borrower to make any payment or prepayment required to be made by it hereunder or following revocation of the notice to make the same.

3.04  Matters Applicable to All Requests for Compensation

(a)   A certificate of the Administrative Agent or any Lender claiming compensation under this Article III and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods.

(b)   With respect to any Lender’s claim for compensation under Section 3.01 or 3.02 the Borrower shall not be required to compensate such Lender for any amount incurred more than one hundred eighty (180) days prior to the date that such Lender notifies the Borrower of the event that gives rise to such claim; provided that, if the circumstances giving rise to such claim are retroactive, then such 180-day period shall be extended to include the period of retroactive effect thereof.

3.05  Replacement of Lenders Under Certain Circumstances

(a)   If at any time the Borrower becomes obligated to pay additional amounts or indemnity payments described in Section 3.01 or 3.02 as a result of any condition described in such Sections, then the Borrower may, on ten (10) Business Days’ prior written notice to the Administrative Agent and such Lender, either (i) replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 9.07(b) all of its rights and obligations under this Agreement to one or more Persons; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person or (ii) repay all obligations of the Borrower owing to such Lender relating to the Loans and participations held by such Lender as of such termination date.

(b)   Any Lender being replaced pursuant to Section 3.05(a) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s outstanding Loans, and (ii) deliver any promissory notes evidencing such Loans to the Borrower or the Administrative Agent. Pursuant to such Assignment and Assumption, (i) the assignee Lender shall acquire all of the assigning Lender’s outstanding Loans, (ii) all obligations of the Borrower owing to the assigning Lender relating to the Loans so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such assignment and assumption and (iii) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of a promissory note or notes executed by the Borrower, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender.

3.06  Survival. All of the Borrower’s obligations under this Article III shall survive termination of this Agreement and repayment of all Loans and other Obligations hereunder.

ARTICLE IV

Conditions Precedent To Effectiveness and to Making of the Initial Loans

4.01  Conditions to Effectiveness. The effectiveness of this Agreement, and the obligations of the Lenders to make the Initial Loans hereunder, are subject to the satisfaction of the following conditions:

(a)   The Administrative Agent shall have received from the Borrower, (i) either (x) a counterpart of this Agreement signed on behalf of the Borrower or (y) written evidence satisfactory to the Administrative Agent (which may include fax transmission of a signed signature page of this Agreement) that the Borrower has signed a counterpart of this Agreement and (ii) a notice of such Borrowing as required by Section 2.02;

(b)   The representations and warranties of the Borrower contained in Article V or any other Loan Document shall be true and correct in all material respects on and as of the Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date;

(c)   At the time of and immediately after the Borrowing to be made on the Closing Date, no Default or Event of Default shall have occurred and be continuing;

(d)   The Administrative Agent shall have received a certificate, dated the Closing Date and signed by the chief financial officer, principal accounting officer, treasurer or controller of the Borrower, confirming compliance with the conditions precedent set forth in paragraphs (b) and (c) above.

(e)   The Administrative Agent shall have received, on behalf of itself and the Lenders, a favorable written opinion of Ropes & Gray LLP, counsel for the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, (A) dated the Closing Date, (B) addressed to the Administrative Agent and the Lenders and (C) covering such other matters relating to the Loan Documents and the Bridge Loan Transactions as the Administrative Agent shall reasonably request, and the Borrower hereby request such counsel to deliver such opinion.

(f)   The Administrative Agent shall have received (i) a copy of the certificates of incorporation, including all amendments thereto, of the Borrower, Nortek Holdings, Inc. and Nortek, certified as of a recent date by the Secretary of State of Delaware, (ii) a certificate, dated the Closing Date and signed by the Secretary or Assistant Secretary of the Borrower, Nortek Holdings, Inc. and Nortek, as applicable, certifying (A) that attached thereto is a true and complete copy of the by-laws of the Borrower, Nortek Holdings, Inc. and Nortek, respectively, each as in effect on the Closing Date and at all times since a date prior to the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of the Borrower, Nortek Holdings, Inc. and Nortek, respectively, authorizing the execution, delivery and performance of this Agreement, the borrowings hereunder and the Bridge Loan Transactions, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that attached thereto is a certificate of good standing of the Borrower, Nortek Holdings, Inc., and Nortek, respectively, each as of a recent date by the Secretary of the State of Delaware, and (D) as to the incumbency and specimen signature of each officer executing this Agreement or any other Loan Document or any other document delivered in connection therewith; (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (ii) above; and (iv) such other documents as the Lenders or the Administrative Agent may reasonably request.

(g)   The Administrative Agent and the Lenders shall have received all fees and other amounts due and payable on or prior to the Closing Date, including fees pursuant to the Fee Letter and, to the extent invoiced, reimbursement or payment of all out of pocket expenses required to be reimbursed or paid by the Borrower thereunder, hereunder or under any other Loan Document.

(h)   The Administrative Agent shall have received (i) a solvency opinion in form and substance and from an independent investment bank or valuation firm reasonably acceptable to the Administrative Agent to the effect that, or (ii) a certificate from the chief financial officer of the Borrower certifying, that the Borrower and its subsidiaries, on a consolidated basis after giving effect to the Bridge Loan Transactions and the other transactions contemplated hereby, are Solvent.

(i)   The Lenders shall have received to the extent requested, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01  Disclosure. None of (a) the 2005 10-K, (b) any quarterly or current reports filed with the Commission by the Borrower or any of its Subsidiaries with respect to any period commencing, or event occurring, after December 31, 2005 and (c) the report entitled “Nortek-Overview-April 2006” that was delivered by the Borrower to the Initial Lenders prior to the Closing Date contains, in the case of items (a) and (b), as of the date of filing of such reports with the Commission and, subject to any information in a subsequent filing superceding information in a previous filing, as of the Closing Date, and, in the case of item (c), as of the date of such delivery and as of the Closing Date, any untrue statement of a material fact or omitted or will omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

5.02  Capitalization, Organization, Powers and Authorization

(a)   Capitalization. As of April 1, 2006, the capitalization of the Borrower shall be as set forth on Schedule 5.02(a-1). All of the subsidiaries of the Borrower are listed on Schedule 5.02(a-2); all of the outstanding shares of capital stock of the Borrower and its Subsidiaries have been, and as of the Closing Date will be, duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of any preemptive or similar rights; except for security interests granted pursuant to the Nortek Credit Agreement, all of the outstanding shares of capital stock of the Borrower and of each of its Subsidiaries are and will be as of the Closing Date free and clear of all liens, encumbrances, equities and claims or restrictions on transferability (other than those imposed by Federal securities laws or the securities or “Blue Sky” laws of certain jurisdictions) or voting; other than as set forth on Schedule 5.02(a-3), there are no (a) options, warrants or other rights to purchase, (b) agreements or other obligations to issue or (c) other rights to convert any obligation into, or exchange any securities for, shares of capital stock of or ownership interests in the Borrower or any of its Subsidiaries outstanding. Except for the Subsidiaries, as set forth on Schedule 5.02(a-4), the Borrower does not own, directly or indirectly, more than 5% of the outstanding capital stock or other equity interests in any firm, partnership, joint venture or other entity.

(b)   Existence, Qualification and Power. Each of the Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation, and each of the Borrower and its Subsidiaries has all requisite corporate, limited liability company or partnership, as applicable, power and authority to own its properties and conduct its business as now conducted and as described in the 2005 10-K and the 2006 10-Q; each of the Borrower and its Subsidiaries is duly qualified to do business as a foreign corporation, limited liability company or partnership, as applicable, in good standing, where applicable, in all other jurisdictions where the ownership or leasing of its properties or the conduct of its business requires such qualification, except where the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on (a) the condition (financial or otherwise), business, operations, assets or liabilities of the Borrower and its Subsidiaries, taken as a whole, (b) the ability of the Borrower or the Loan Parties (taken as a whole) to perform their respective obligations under the Loan Documents or (c) the rights and remedies of the Lenders under any Loan Document (any such event, a “Material Adverse Effect”).

(c)   Authorization; No Contravention. The Borrower has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Bridge Loan Transactions. This Agreement and the consummation by the Borrower of the Bridge Loan Transactions have been duly and validly authorized by the Borrower. This Agreement has been duly executed and delivered by the Borrower. This Agreement constitutes a valid and legally binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except that the enforcement thereof may be subject to (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and (b) general principles of equity and the discretion of the court before which any proceeding therefor may be brought (the “Bankruptcy Exceptions”).

5.03  Government Authorization; Other Consents. No consent, approval, authorization or order of any court or governmental agency or body, or third party is required for execution, delivery or performance by, or enforcement against, the Borrower of this Agreement, except such as have been obtained or will be obtained prior to the Closing Date. Neither the Borrower nor any of its Subsidiaries is or will be on the Closing Date (a) in violation of their certificates of incorporation or by-laws (or similar organizational document), (b) in breach or violation of any statute, judgment, decree, order, rule or regulation applicable to any of them or any of their properties or assets, except for any such breach or violation that would not, individually or in the aggregate, have a Material Adverse Effect, or (c) in breach of or default under (nor has any event occurred that, with notice or passage of time or both, would constitute a default under) or in violation of any of the terms or provisions of any indenture, mortgage, deed of trust, loan agreement, note, lease, license, franchise agreement, permit, certificate, contract or other agreement or instrument to which any of them is a party or to which any of them or their respective properties or assets is subject (collectively, “Contracts”), except for any such breach, default, violation or event that would not, individually or in the aggregate, have a Material Adverse Effect.

5.04  No Conflicts. The execution, delivery and performance by the Borrower of this Agreement and the consummation by the Borrower and any of its Subsidiaries, as applicable, of the Bridge Loan Transactions will not conflict with or constitute or result in a breach of or a default under (or an event that with notice or passage of time or both would constitute a default under) or violation of any of (a) the terms or provisions of any Contract, except for any such conflict, breach, violation, default or event that would not, individually or in the aggregate, have a Material Adverse Effect, (b) the certificate of incorporation or by-laws (or similar organizational document) of the Borrower or any of the Subsidiaries or (c) any statute, judgment, decree, order, rule or regulation applicable to the Borrower or any of its Subsidiaries or any of their respective properties or assets, except for any such conflict, breach or violation that would not, individually or in the aggregate, have a Material Adverse Effect.

5.05  Financial Statements. The historical consolidated financial statements (including the notes thereto) of the Borrower (or its predecessors) and its subsidiaries included in each of the 2005 10-K and the 2006 10-Q present fairly in all material respects the consolidated financial position, results of operations, cash flows and changes in stockholder’s investment of the Borrower at the respective dates and for the respective periods indicated. All such financial statements have been prepared in accordance with generally accepted accounting principles in the United States applied on a consistent basis throughout the periods presented (except as disclosed therein), except that the interim financial statements do not include full footnote disclosure.

5.06  Independent Registered Accounting Firm. Ernst & Young LLP, which has audited the financial statements and supporting schedules included in the 2005 10-K, is an independent registered public accounting firm in accordance with the Standards of the Public Company Accounting Oversight Board (United States).

5.07  Litigation. There is not pending or, to the knowledge of the Borrower, threatened any action, suit, proceeding, inquiry or investigation to which the Borrower or any of its Subsidiaries is a party, or to which the property or assets of the Borrower or any of the Subsidiaries are subject, before or brought by any court, arbitrator or governmental agency or body that could reasonably be expected to have a Material Adverse Effect or that seeks to restrain, enjoin, prevent the consummation of or otherwise challenge the performance by the Borrower of its obligations under this Agreement or the consummation of the Bridge Loan Transactions.

5.08  Intellectual Property; Licenses, Etc. The Borrower and its Subsidiaries own or possess adequate licenses or other rights to use all patents, trademarks, service marks, trade names, copyrights, technology and know-how necessary to conduct the business now or proposed to be conducted by the Borrower and its Subsidiaries as described in the 2005 10-K and the 2006 10-Q, except for those patents, trademarks, service marks, trade names, copyrights, technology and know-how the failure to own or have the right to use which would not have a Material Adverse Effect, and, except as disclosed in the 2005 10-K or the 2006 10-Q, neither the Borrower, nor any of its Subsidiaries has received any notice of infringement of or conflict with (or knows of such infringement of or conflict with) rights of others with respect to any patents, trademarks, service marks, trade names, copyrights, technology or know-how except for conflicts which could not reasonably be expected to have a Material Adverse Effect; and to the best knowledge of the Borrower, do not in the conduct of their business as now conducted or proposed to be conducted, infringe or conflict with any such rights of any third party, except as could not reasonably be expected to have a Material Adverse Effect.

5.09  No Material Adverse Effect

(a)   Since April 1, 2006 (a) none of the Borrower or its Subsidiaries has incurred any liabilities or obligations, direct or contingent, or entered into or agreed to enter into any transactions or contracts (written or oral) not in the ordinary course of business, which liabilities, obligations, transactions or contracts would, individually or in the aggregate, be material to the general affairs, management, business, condition (financial or otherwise), prospects or results of operations of the Borrower and the Subsidiaries, taken as a whole and (b) none of the Borrower or the Subsidiaries has purchased any of its outstanding capital stock, nor declared, paid or otherwise made any dividend or distribution of any kind on its capital stock (other than with respect to any of such Subsidiaries, the purchase of, or dividend or distribution on, capital stock owned by the Borrower or any of the Subsidiaries and other than on the Closing Date with respect to the Bridge Loan Transactions).

(b)   Since December 31, 2005, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to result in a material adverse change in the condition (financial or otherwise), business, operations, assets or liabilities of the Borrower and its Subsidiaries, taken as a whole.

5.10  Taxes. The Borrower and its Subsidiaries have (A) filed all Federal, state and local and foreign tax returns which are required to be filed through the date hereof, and all such tax returns are true, complete and accurate in all material respects, or (B) received valid extensions thereof and have paid all taxes shown on such returns and all assessments received by them except where, in the case of state and local and foreign tax returns, the failure to file in clause (A), or extend the due date of or pay the same in clause (B), in the aggregate, could not reasonably be expected to have a Material Adverse Effect; the Borrower has no knowledge of any tax deficiency which has been or might be asserted against the Borrower or any of the Subsidiaries which could reasonably be expected to have a Material Adverse Effect; and to the best knowledge of the Borrower, all tax liabilities of the Borrower and the Subsidiaries are adequately provided for on the consolidated books of the Borrower.

5.11  Margin Regulations. None of the Borrower, the Subsidiaries or any agent acting on their behalf is engaged or will engage, principally or as one of their important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U of the Board, in effect, or as the same may hereafter be in effect, on the Closing Date), or extending credit for the purpose of purchasing or carrying margin stock and no Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

5.12  Ownership of Properties. Each of the Borrower and its Subsidiaries has good and marketable title to all real property and personal property and assets owned by them which is material to the business of the Borrower and the Subsidiaries, in each case subject to no lien, mortgage, pledge, charge or encumbrance of any kind except (A) Permitted Liens or (B) those which are not material in amount and do not adversely affect the use made and proposed to be made of such property by the Borrower and its Subsidiaries except for such uses the failure of which to be made would not have a Material Adverse Effect. Each of the Borrower and its Subsidiaries holds its leased properties under valid, subsisting and enforceable leases, with such exceptions as are not, individually or in the aggregate, material and do not, individually or in the aggregate, interfere with the use made or proposed to be made of such properties by the Borrower or any of its Subsidiaries (except for such uses the failure of which to be made would not have a Material Adverse Effect). Except as disclosed in the 2005 10-K, the Borrower and each of its Subsidiaries owns or leases all such properties as are necessary to its operations as now conducted or as proposed to be conducted (except for such properties the failure of which to own or lease would not have a Material Adverse Effect).

5.13  No Omissions. There are no legal or governmental proceedings involving or affecting the Borrower or any Subsidiary or any of their respective properties or assets that would be required to be described in the 2005 10-K or the 2006 10-Q that are not so described, nor are there any material contracts or other documents that would be required to be described in the 2005 10-K or the 2006 10-Q that are not so described.

5.14  Environmental Compliance

(a)   Except as would not, individually or in the aggregate, have a Material Adverse Effect, (A) each of the Borrower and its Subsidiaries is in compliance with and not subject to liability under applicable Environmental Laws (as defined below), (B) each of the Borrower and the Subsidiaries has made all filings and provided all notices required under any applicable Environmental Law, and has and is in compliance with all Permits required under any applicable Environmental Laws and each of them is in full force and effect, (C) there is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter or request for information pending or, to the knowledge of the Borrower or any of the Subsidiaries, threatened against the Borrower or any of the Subsidiaries under any Environmental Law, (D) no lien, charge, encumbrance or restriction has been recorded under any Environmental Law with respect to any assets, facility or property owned, operated, leased or controlled by the Borrower or any of the Subsidiaries, (E) none of the Borrower or the Subsidiaries has received notice that it has been identified as a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), or any comparable state law and (F) no property or facility of the Borrower or any of the Subsidiaries is (i) listed or proposed for listing on the National Priorities List under CERCLA or (ii) listed in the Comprehensive Environmental Response, Compensation, Liability Information System List promulgated pursuant to CERCLA, or on any comparable list maintained by any Governmental Authority.

(b)   For purposes of this Agreement, “Environmental Laws” means the common law and all applicable Federal, state and local laws or regulations, codes, orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder, relating to pollution or protection of public or employee health and safety or the environment, including, without limitation, laws relating to (a) Releases or threatened Releases of Hazardous Materials into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), (b) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of Hazardous Materials, and (c) underground and above ground storage tanks and related piping, and Releases or threatened Releases therefrom.

5.15  Labor Matters. Except as described in the 2005 10-K or the 2006 10-Q, (A) no labor disturbance by or dispute with the employees of the Borrower or any of its Subsidiaries exists or, to the best knowledge of the Borrower, is threatened and (B) the Borrower is not aware of any labor disturbance by the employees of any of the Borrower’s or the Subsidiaries’ significant manufacturers, suppliers, customers or contractors, that could reasonably be expected, in the case of both (A) and (B), to have a Material Adverse Effect.

5.16  Insurance. The Borrower and its Subsidiaries have insurance covering their respective properties, operations, personnel and businesses, which insures against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged and, in the opinion of the Borrower, are adequate to protect their respective businesses.

5.17  ERISA. Except as would not have a Material Adverse Effect, none of the Borrower or its Subsidiaries has any liability for any prohibited transaction or funding deficiency or any complete or partial withdrawal liability with respect to any pension, profit sharing or other plan that is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), to which the Borrower or any of its Subsidiaries makes or ever has made a contribution and in which any employee of the Borrower or any Subsidiary is or has ever been a participant. With respect to such plans, the Borrower and each Subsidiary is in compliance in all material respects with all applicable provisions of ERISA.

5.18  Internal Controls. The Borrower and each of its Subsidiaries maintains a system of internal accounting controls sufficient to provide reasonable assurances that (A) transactions are executed in accordance with the management’s general or specific authorizations; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. To the best knowledge of the executive officers of the Borrower, after reasonable investigation, the Borrower’s auditors and the audit committee of the Board of Directors of the Borrower have been advised of all, and none of such executive officers is now aware of any: (A) significant deficiencies in the design or operation of internal controls which could materially adversely affect the Borrower’s ability to record, process, summarize and report financial data; and (B) material fraud that involves management or other employees who have a role in the Borrower’s internal controls; and since the date of the most recent evaluation of such disclosure controls and procedures, there have been no significant changes in internal controls or in other factors that could significantly affect internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses.

5.19  Investment Company Act. Neither the Borrower nor any of its Subsidiaries is, and upon consummation of the transactions contemplated hereby, none of such persons will be, subject to registration as an “investment company” or an entity “controlled by” an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder. Each such person will conduct its business and financial affairs in such a manner as to ensure that it will not become an “investment company” or an entity “controlled” by an “investment company”.

5.20  FCPA. None of the Borrower or any of its Subsidiaries nor, to the knowledge of the Borrower, any director, officer, agent, employee or other person associated with or acting on behalf of the Borrower or any of its Subsidiaries has used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment or violated any provision of the Foreign Corrupt Practices Act of 1977.

5.21  Sarbanes-Oxley. There is and has been no failure on the part of Nortek and the Borrower and any of their respective directors or officers, in their capacities as such, to comply in all material respects with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith that are now in effect and that apply to Nortek or the Borrower, as applicable.

ARTICLE VI

COVENANTS

6.01  Corporate Existence. Except as otherwise permitted by Section 6.16, the Borrower shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence in accordance with its organizational documents and the rights (charter and statutory) and material franchises of the Borrower.

6.02  Payment of Taxes and Other Claims. The Borrower shall, and shall cause each of its Restricted Subsidiaries to, pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (a) all material taxes, assessments and governmental charges levied or imposed upon it or any of its Restricted Subsidiaries or upon the income, profits or property of it or any of its Restricted Subsidiaries and (b) all lawful claims for labor, materials and supplies which, in each case, if unpaid, might by law become a material liability or Lien upon the property of it or any of its Restricted Subsidiaries; provided, however, that the Borrower shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate actions.

6.03  Maintenance of Properties and Insurance

(a)   The Borrower shall cause all material properties owned by or leased by it or any of its Restricted Subsidiaries used or useful to the conduct of its business or the business of any of its Restricted Subsidiaries to be maintained and kept in normal condition, repair and working order and supplied with all necessary equipment and shall cause to be made all repairs, renewals, replacements, and betterments thereof, all as in its judgment may be necessary, so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this Section 6.03 shall prevent the Borrower or any of its Restricted Subsidiaries from discontinuing the use, operation or maintenance of any of such properties, or disposing of any of them, if such discontinuance or disposal is, in the judgment of the management of the Borrower or any such Restricted Subsidiary desirable in the conduct of the business of the Borrower or any such Restricted Subsidiary; provided further that nothing in this Section 6.03 shall prevent the Borrower or any of its Restricted Subsidiaries from discontinuing or disposing of any properties to the extent otherwise permitted by this Agreement.

(b)   The Borrower shall maintain, and shall cause its Restricted Subsidiaries to maintain, insurance with responsible carriers against such risks and in such amounts, and with such deductibles, retentions, self-insured amounts and co-insurance provisions, as are customarily carried by similar businesses of similar size, including property and casualty loss, workers’ compensation and interruption of business insurance.

6.04  Compliance Certificate; Notice of Default

(a)   The Borrower shall deliver to the Administrative Agent, within 120 days after the close of each fiscal year commencing with the fiscal year ending December 31, 2006, an Officers’ Certificate stating that a review of the activities of the Borrower and its Subsidiaries has been made under the supervision of the signing Officers with a view to determining whether the Borrower has kept, observed, performed and fulfilled its obligations under this Agreement and further stating, as to each such Officer signing such certificate, that to the best of such Officer’s knowledge, the Borrower during such preceding fiscal year has kept, observed, performed and fulfilled each and every such covenant and no Default occurred during such year and at the date of such certificate there is no Default that has occurred and is continuing or, if such signers do know of such Default, the certificate shall describe its status with particularity. The Officers’ Certificate shall also notify the Administrative Agent should the Borrower elect to change the manner in which it fixes its fiscal year end.

(b)   The Borrower shall deliver to the Administrative Agent as soon as possible, and in any event within fifteen days after the Borrower becomes aware of the occurrence of any Default or Event of Default, an Officers’ Certificate specifying the Default or Event of Default and describing its status with particularity and the action proposed to be taken thereto.

(c)   The Borrower’s fiscal years currently end on December 31. The Borrower will provide written notice to the Administrative Agent of any change in its fiscal year.

6.05  Waiver of Stay or Extension Laws. The Borrower covenants (to the extent permitted by applicable law) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or other law that would prohibit or forgive the Borrower from paying all or any portion of the principal of, premium, if any, and/or interest on the Loans as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Agreement, and (to the extent permitted by applicable law) the Borrower hereby expressly waives all benefit or advantage of any such law, and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Administrative Agent, but will suffer and permit the execution of every such power as though no such law had been enacted.

6.06  Incurrence of Indebtedness and Issuance of Preferred Stock.

(a)   The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, Guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “Incur”) any Indebtedness (including Acquired Debt), and the Borrower will not issue any Disqualified Stock and the Borrower will not permit any of its Restricted Subsidiaries to issue any Disqualified Stock or preferred stock; provided, however, that (x) the Borrower may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock and any of its Restricted Subsidiaries (other than Nortek and its Restricted Subsidiaries) may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock or preferred stock, if the Fixed Charge Coverage Ratio of the Borrower for its most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or Disqualified Stock or preferred stock had been issued, as the case may be, at the beginning of such four-quarter period, and (y) Nortek and its Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock or preferred stock, if the Fixed Charge Coverage Ratio of Nortek for its most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or Disqualified Stock or preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

(b)   Section 6.06(a) shall not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)   (a) the incurrence by the Borrower or any Restricted Subsidiary of Indebtedness under Credit Facilities in an aggregate principal amount at any one time outstanding (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Borrower and the Restricted Subsidiaries thereunder) not to exceed $1.0 billion and (b) the incurrence by the Borrower or any Restricted Subsidiary of additional Indebtedness under Credit Facilities in an aggregate principal amount at any one time outstanding (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Borrower and the Restricted Subsidiaries thereunder) not to exceed the amount, if any, by which (x) the amount of the Borrowing Base as of the date of such incurrence exceeds (y) the aggregate amount of Indebtedness permitted to be incurred pursuant to the immediately preceding clause (a) as of the date of such incurrence, less, in the case of clause (a), the aggregate amount of all Net Proceeds of Asset Sales, applied by the Borrower or any Restricted Subsidiary to repay any Indebtedness under Credit Facilities (and, in the case of any revolving credit Indebtedness under a Credit Facility, to effect a corresponding commitment reduction thereunder) pursuant to Section 6.09(b)(1) and, in the case of each of clauses (a) and (b), less amounts outstanding under any Qualified Receivables Transactions;

(2)   the incurrence by the Borrower or any Restricted Subsidiary of the Existing Indebtedness;

(3)   the incurrence by the Borrower of Indebtedness represented by the Initial Loans, Extended Loans or Exchange Notes to be made or issued, as applicable, pursuant to the Loan Documents, any Loan Guarantees in respect thereof and the Exchange Note Indenture;

(4)   the incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price, or cost of construction or improvement, of property (real or personal), plant or equipment used in the business of the Borrower or any of its Restricted Subsidiaries (whether through the direct acquisition of such assets or the acquisition of Equity Interests of any Person owning such assets) in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed, at any time outstanding, the greater of (x) $30.0 million or (y) 3% of Consolidated Tangible Assets of the Borrower;

(5)   the incurrence by the Borrower or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that is permitted by this Agreement to be incurred under Section 6.06(a) or clauses (2), (3), (4), (5), (15) or (16) of this Section 6.06(b);

(6)   the incurrence by the Borrower or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Borrower and any of its Restricted Subsidiaries; provided, however, that (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Borrower or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Borrower or a Restricted Subsidiary thereof, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Borrower or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)   the incurrence by the Borrower or any of its Restricted Subsidiaries of Hedging Obligations that are incurred in the ordinary course of business for the purpose of fixing, hedging or swapping interest rate, commodity price or foreign currency exchange rate risk (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes, and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(8)   the Guarantee by the Borrower or any Restricted Subsidiary of Indebtedness of the Borrower or a Restricted Subsidiary of the Borrower that was permitted to be incurred by another provision of this Section 6.06; provided that, in the case of a Guarantee of Indebtedness of the Borrower by any Restricted Subsidiary that is not a Guarantor, such Restricted Subsidiary complies with Section 6.12;

(9)   the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock or preferred stock in the form of additional shares of the same class of Disqualified Stock or preferred stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock or preferred stock for purposes of this Section 6.06; provided, in each such case, that the amount thereof is included in Fixed Charges of the Borrower as accrued (other than as expressly permitted to be excluded for any purpose by the terms of this Agreement);

(10)   the incurrence by the Borrower’s Unrestricted Subsidiaries of Non-Recourse Debt; provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Borrower that was not permitted by this clause (10);

(11)   the incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including, without limitation, letters of credit in respect of workers’ compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims or self-insurance; provided, however, that, upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(12)   the incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness arising from agreements of the Borrower or such Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Capital Stock of the Borrower or a Restricted Subsidiary, other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided that:

(a)  such Indebtedness is not reflected on the balance sheet of the Borrower or any Restricted Subsidiary (contingent obligations referred to in a footnote or footnotes to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on that balance sheet for purposes of this clause (a)); and

(b)  the maximum assumable liability in respect of that Indebtedness shall at no time exceed the gross proceeds including noncash proceeds (the fair market value of those noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Borrower and/or that Restricted Subsidiary in connection with that disposition;

(13)   the issuance of Disqualified Stock or preferred stock by any of the Borrower’s Restricted Subsidiaries issued to the Borrower or another Restricted Subsidiary; provided that (i) any subsequent issuance or transfer of any Equity Securities that results in such Disqualified Stock or preferred stock being held by a Person other than the Borrower or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such shares of Disqualified Stock or preferred stock to a Person that is not either the Borrower or a Restricted Subsidiary thereof shall be deemed, in each case, to constitute an issuance of such shares of Disqualified Stock or preferred stock that was not permitted by this clause (13);

(14)   the incurrence by the Borrower or any of its Restricted Subsidiaries of obligations in respect of performance and surety bonds and completion Guarantees provided by the Borrower or such Restricted Subsidiary in the ordinary course of business;

(15)   the incurrence by the Borrower or any Restricted Subsidiary of Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (15), not to exceed $75.0 million;

(16)   the incurrence by the Foreign Restricted Subsidiaries of the Borrower of Indebtedness in an aggregate principal amount at any one time outstanding (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Foreign Restricted Subsidiaries thereunder), including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (16), not to exceed $50.0 million;

(17)   the incurrence of any Indebtedness by a Receivables Subsidiary that is not recourse to the Borrower or any other Restricted Subsidiary of the Borrower (other than Standard Securitization Undertakings) incurred in connection with a Qualified Receivables Transaction; provided, that, the aggregate amount of Indebtedness under this clause (17), when aggregated with all Indebtedness outstanding under clause (1), shall not exceed the maximum amount permitted under clause (1);

(18)   contingent liabilities arising out of endorsements of checks and other negotiable instruments for deposit or collection in the ordinary course of business;

(19)   the incurrence by the Borrower or any Restricted Subsidiary of Indebtedness to effect the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Borrower or any Parent, in each case held by any former or current employees, officers, directors or consultants of the Borrower or any of its Restricted Subsidiaries or their respective estates, spouses, former spouses or family members under any management equity plan or stock option or other management or employee benefit plan upon the death, disability or termination of employment of such Persons in an aggregate amount at any one time outstanding not to exceed the maximum amount of such acquisitions pursuant to Section 6.07(b)(5); and

(20)   the incurrence of Indebtedness of the Borrower or any Restricted Subsidiary supported by a letter of credit issued pursuant to the Nortek Credit Agreement in a principal amount not in excess of the stated amount of such letter of credit.

For purposes of determining compliance with this Section 6.06, in the event that any proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (20) above, or is entitled to be incurred pursuant to Section 6.06(a), the Borrower will be permitted to classify such item of Indebtedness on the date of its incurrence, and from time to time may reclassify, in any manner that complies with this Section 6.06 at such time. Indebtedness under the Nortek Credit Agreement on the Closing Date shall be deemed to have been outstanding on such date pursuant to Section 6.06(b)(1).

6.07  Limitation on Restricted Payments

(a)   The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(I)   declare or pay any dividend or make any other payment or distribution on account of the Borrower’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Borrower or any of its Restricted Subsidiaries or any payment under the Holdings Deferred Compensation Plan to the extent such payment is funded with a dividend or distribution that would have constituted a “Restricted Payment” under the terms of the Senior Subordinated Notes Indenture, as such indenture may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof), other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Borrower or to the Borrower or a Restricted Subsidiary of the Borrower;

(II)   purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Borrower) any Equity Interests of the Borrower or any Parent;

(III)   make any payment of principal or premium on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness that is subordinated to the Loans or any Loan Guarantee prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment (other than (A) from the Borrower or a Restricted Subsidiary or (B) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of such subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement); or

(IV)   make any Restricted Investment (all such payments and other actions set forth in clause (I) through (IV) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1)   no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

(2)   the Borrower or such Restricted Subsidiary, as the case may be, would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to Section 6.06(a); provided that for purposes of this clause (2) only, any of the Borrower’s non-cash interest expense and amortization of original issue discount shall be excluded from the determination of the Fixed Charge Coverage Ratio of the Borrower to the extent not already excluded therefrom; and

(3)   such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Borrower and its Restricted Subsidiaries after August 27, 2004 (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (8), (9), (10), (11), (13), (14), (15) and (16) of Section 6.07(b)), is less than the sum, without duplication, of:

(a)  50% of the Consolidated Net Income (excluding, for purposes of calculating Consolidated Net Income of the Borrower for this clause (3)(a) only, (A) any of the Borrower’s non-cash interest expense and amortization of original issue discount to the extent not already excluded from the definition of Consolidated Net Income and (B) any other expenses actually incurred by the Borrower, including amortization of expenses associated with the offering of the NTK Senior Discount Notes) for the period (taken as one accounting period) beginning on August 27, 2004 and ending on the date of the Borrower’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (provided, that, if the amount of Consolidated Net Income as so calculated divided by the number of full fiscal quarters in such period exceeds $5.25 million, then such amount shall equal (i) 50% of the product of $5.25 million multiplied by the number of full fiscal quarters in such period plus (ii) 75% of the amount in excess of the product of $5.25 million multiplied by the number of full fiscal quarters in such period) (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(b)  100% of the aggregate net proceeds (including the fair market value of property) received by the Borrower subsequent to August 27, 2004 as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Borrower (other than Excluded Contributions or net proceeds from the issue and sale of Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Borrower that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Restricted Subsidiary of the Borrower); plus

(c)  in an amount equal to the net reduction in Investments by the Borrower and its Restricted Subsidiaries, subsequent to August 27, 2004, resulting from payments of interests on Indebtedness, dividends, repayments of loans or advances or other transfers of assets, in each case to the Borrower or any such Restricted Subsidiary from any such Investment, or from the net cash proceeds from the sale of any such Investment, or from a designation of an Unrestricted Subsidiary to a Restricted Subsidiary, but only if and to the extent such amounts are not included in the calculation of Consolidated Net Income (as calculated as set forth above) and not to exceed in the case of any Investment the amount of the Investment previously made by the Borrower or any Restricted Subsidiary in such Person or Unrestricted Subsidiary; provided that 50% (or, if subclause (a)(ii) of this clause (3) is applicable to the period in which such amounts are received, 75%) of amounts in excess of the amount of the Investment previously made may be added to the amounts otherwise available under this clause (c) to make Restricted Investments pursuant to this clause (3).

(b)   Section 6.07(a) shall not prohibit:

(1)   the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of this Agreement;

(2)   the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of the Borrower or any Restricted Subsidiary or of any Equity Interests of the Borrower or any Parent in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Borrower) of, Equity Interests of the Borrower other than Disqualified Stock (and any distribution, loan or advance of such net cash proceeds to the Borrower or any Parent for such purpose) or out of contributions to the equity capital of the Borrower (other than Disqualified Stock); provided that the amount of any such net proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from Section 6.07(a)(3)(b);

(3)   the repayment, defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of the Borrower or any Restricted Subsidiary with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(4)   the payment of any dividend by a Restricted Subsidiary of the Borrower to the holders of any series or class of its common Equity Interests on a pro rata basis;

(5)   the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Borrower and any distribution, loan or advance to any Parent for the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of any Parent, in each case held by any former or current employees, officers, directors or consultants of the Borrower or any of its Restricted Subsidiaries or their respective estates, spouses, former spouses or family members under any management equity plan or stock option or other management or employee benefit plan upon the death, disability or termination of employment of such Persons, in an amount not to exceed $7.5 million in any calendar year; provided that such amount in any calendar year may be increased by an amount not to exceed (i) the net cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Borrower (or any Parent to the extent such net cash proceeds are contributed to the common equity of the Borrower) to employees, officers, directors or consultants of the Borrower and its Restricted Subsidiaries that occurs after August 27, 2004 (to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments pursuant to clause (2) above or previously applied to the payment of Restricted Payments pursuant to this clause (5)) plus (ii) the cash proceeds of key man life insurance policies received by the Borrower and its Restricted Subsidiaries after August 27, 2004 less any amounts previously applied to the payment of Restricted Payments pursuant to this clause (5); provided further that cancellation of Indebtedness owing to the Borrower from employees, officers, directors and consultants of the Borrower or any of its Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Borrower from such Persons will not be deemed to constitute a Restricted Payment for purposes of this Section 6.07 or any other provisions of this Agreement to the extent that the proceeds received from the sale of such Equity Interests were excluded from Section 6.07(a)(3)(b); provided further that the net cash proceeds from such sales of Equity Interests described in subclause (i) of this clause (5) shall be excluded from Section 6.07(a)(3)(b) to the extent such proceeds have been or are applied to the payment of Restricted Payments pursuant to this clause (5);

(6)   the payment of dividends or other distributions or the making of loans or advances to any Parent in amounts required for any Parent to pay franchise taxes and other fees required to maintain its existence and provide for all other operating costs of any Parent to the extent attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries, including, without limitation, in respect of director fees and expenses, administrative, legal and accounting services provided by third parties and other costs and expenses including all costs and expenses with respect to filings with the Commission plus any indemnification claims made by directors or officers of the Borrower, any Parent or any Restricted Subsidiary attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries;

(7)   the payment of dividends or other distributions by the Borrower to any Parent in amounts required to pay the tax obligations of any Parent attributable to the Borrower and its Subsidiaries determined as if the Borrower and its Subsidiaries had filed a separate consolidated, combined or unitary return for the relevant taxing jurisdiction; provided that any refunds received by any Parent attributable to the Borrower or any of its Subsidiaries shall promptly be returned by any Parent to the Borrower through a contribution to the common equity of, or the purchase of common stock (other than Disqualified Stock) of the Borrower from, the Borrower; and provided further that the amount of any such contribution or purchase shall be excluded from Section 6.07(a)(3)(b);

(8)   repurchases of Capital Stock deemed to occur upon the cashless exercise of stock options and warrants;

(9)   after February 15, 2006, Restricted Payments not otherwise permitted pursuant to this Section 6.07 in an aggregate amount not to exceed $50.0 million;

(10)   the declaration and payment of dividends and distributions to holders of any class or series of Disqualified Stock of the Borrower or any of its Restricted Subsidiaries issued or incurred in accordance with Section 6.06;

(11)   Investments that are made with Excluded Contributions;

(12)   following the first Public Equity Offering of the Borrower or any Parent after the Closing Date, the payment of dividends on the Borrower’s common stock (and, in the case of a Public Equity Offering of any Parent, solely for the purpose of paying dividends on any Parent’s common stock) in an amount not to exceed 6% per annum of the gross proceeds of such Public Equity Offering received by or contributed to the common equity capital of, the Borrower (other than any such gross proceeds constituting Excluded Contributions);

(13)   upon the occurrence of a Change of Control or Asset Sale and within 60 days after completion of the Change of Control Offer pursuant to Section 2.11 or Asset Sale Offer pursuant to Section 2.12 (including the repayment of all Loans of Lenders that have elected to have such Loans repaid pursuant thereto), any purchase or redemption of Indebtedness of the Borrower subordinated to the Loans that is required to be repurchased or redeemed pursuant to the terms thereof as a result of such Change of Control or Asset Sale, at a purchase price not greater than 101% of the aggregate principal amount or accreted value, as applicable, thereof (plus accrued and unpaid interest);

(14)   the payment of dividends or other distributions by the Borrower to any Parent in amounts required for any Parent to pay any expenses incurred in connection with unconsummated offerings of debt securities or Equity Interests of any Parent;

(15)   the payment of dividends or other distributions by the Borrower to any Parent in an amount equal to any reduction in taxes realized by the Borrower and its Restricted Subsidiaries in the form of refunds or deductions realized in connection with or otherwise resulting from the Original Transactions; and

(16)   Restricted Payments made with the net proceeds received by the Borrower from the sale of the NTK Senior Discount Notes on February 15, 2005;

provided, however, that in the case of clauses (2), (3), (5), (9), (10), (12), (13), (14) and (15) of this Section 6.07(b), no Default or Event of Default has occurred and is continuing;

(c)   The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by the Borrower or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this Section 6.07 shall, if the fair market value thereof exceeds $10.0 million, be determined by the Board of Directors of the Borrower whose resolution with respect thereto shall be delivered to the Administrative Agent. The determination of the Board of Directors of the Borrower must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing (an “Independent Financial Advisor”) if the fair market value exceeds $25.0 million. If any fairness opinion or appraisal is required by this Agreement in connection with any Restricted Payments, the Borrower shall deliver to the Administrative Agent an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this Section 6.07 were computed, together with a copy of such fairness opinion or appraisal.

6.08  Limitation on Liens. The Borrower shall not create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing Indebtedness of the Borrower (other than Permitted Liens) upon any property or assets of the Borrower or any of its Restricted Subsidiaries, now owned or hereafter acquired, unless all Loans made pursuant to this Agreement are secured on an equal and ratable basis with the obligations so secured (or, in the case of subordinated Indebtedness, prior or senior thereto, with the same relative priority as the Loans shall have with respect to such subordinated Indebtedness) until such time as such obligations are no longer secured by a Lien.

6.09  Asset Sales

(a)   The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)   the Borrower (or such Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2)   in the case of Asset Sales involving consideration in excess of $10.0 million, such fair market value is determined by the Borrower’s Board of Directors and evidenced by a resolution of such Board of Directors set forth in an Officers’ Certificate delivered to the Administrative Agent; and

(3)   at least 75% of the consideration therefor received by the Borrower or such Restricted Subsidiary is in the form of cash, Cash Equivalents or Replacement Assets or a combination thereof. For purposes of this Section 6.09(a)(3), each of the following shall be deemed to be cash:

(A)   any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet) of the Borrower or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Loans) that are assumed by the transferee of any such assets and, in the case of liabilities other than Non-Recourse Debt, where the Borrower and all Restricted Subsidiaries are released from any further liability in connection therewith;

(B)   any securities, notes or other obligations received by the Borrower or any such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash within 180 days thereafter (to the extent of the cash received in that conversion); and

(C)   any Designated Noncash Consideration received by the Borrower or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value (as determined in good faith by the Board of Directors of the Borrower), taken together with all other Designated Noncash Consideration received pursuant to this clause (C) that is at that time outstanding, not to exceed the greater of (x) $50.0 million or (y) 5.0% of Consolidated Tangible Assets at the time of the receipt of such Designated Noncash Consideration (with the fair market value of each item of Designated Noncash Consideration being measured at the time received without giving effect to subsequent changes in value).

For purposes of this Section 6.09(a)(3) above, any liabilities of the Borrower or any Restricted Subsidiary that are not assumed by the transferee of such assets in respect of which the Borrower and all Restricted Subsidiaries are not released from any future liabilities in connection therewith shall not be considered consideration.

(b)   Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Borrower may apply such Net Proceeds at its option:

(1)   to repay Indebtedness under the Nortek Credit Agreement, secured Indebtedness of the Borrower or Indebtedness of any Restricted Subsidiary (other than Indebtedness which is by its terms subordinated to any Loan Guarantee) and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto; provided that if an offer to purchase, redeem or otherwise repay any Indebtedness of any Restricted Subsidiary is made in accordance with the terms of such Indebtedness, the obligation to reduce Indebtedness of such Restricted Subsidiary will be deemed to be satisfied to the extent of the amount of the offer, whether or not accepted by the holders thereof, and the amount of Net Proceeds will be reduced to the extent of the amount of the offer;

(2)   to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Person engaged in a Permitted Business;

(3)   to acquire other assets, including investments in property, or to make capital expenditures, that, in either case, are used or useful in a Permitted Business; or

(4)   any combination of the foregoing;

provided that the Borrower shall be deemed to have applied Net Proceeds in accordance with this paragraph within such 365-day period if, within such 365-day period, it has entered into a binding commitment or agreement to invest such Net Proceeds and continues to use all reasonable efforts to so apply such Net Proceeds as soon as practicable thereafter but in any event within 180 days after the end of such 365-day period; provided further that upon the earlier of (x) any abandonment or termination of such commitment or agreement or (y) the end of such 180-day period, the Net Proceeds not applied will constitute Excess Proceeds.

Pending the final application of any such Net Proceeds, the Borrower may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by this Agreement.

6.10  Limitation on Transactions with Affiliates. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate involving aggregate consideration in excess of $5.0 million on or after the Closing Date (each, an “Affiliate Transaction”), unless:

(1)   such Affiliate Transaction is on terms that are no less favorable to the Borrower or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Borrower or such Restricted Subsidiary with an unrelated Person; and

(2)   the Borrower delivers to the Administrative Agent:

(a)  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a resolution of the Board of Directors of the Borrower set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this Section 6.10 and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Borrower; and

(b)  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, an opinion as to the fairness to the Borrower or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an Independent Financial Advisor.

The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any consulting or employment agreement or arrangement entered into by the Borrower or any of its Restricted Subsidiaries approved by a majority of the disinterested members of the Board of Directors of the Borrower (or the Board of Directors of Nortek in the case of Nortek and its Restricted Subsidiaries);

(2) transactions between or among the Borrower and/or its Restricted Subsidiaries;

(3) payment of reasonable directors’ fees to directors of the Borrower, any Parent or any Restricted Subsidiary and the provision of customary indemnities to directors, officers, employees or consultants of the Borrower, and any Parent or any Restricted Subsidiary;

(4) issuances and sales of Equity Interests (other than Disqualified Stock) to Affiliates of the Borrower;

(5) any tax sharing agreement or arrangement and payments pursuant thereto among the Borrower and its Subsidiaries and any other Person with which the Borrower or its Subsidiaries is required or permitted to file a consolidated, combined or unitary tax return or with which the Borrower or any of its Restricted Subsidiaries is or could be part of a consolidated, combined or unitary group for tax purposes in amounts not otherwise prohibited by this Agreement;

(6) Restricted Payments that are permitted by Section 6.07 or any Permitted Investments;

(7) the payment (directly or through any Parent) of annual management, consulting, monitoring and advising fees and related expenses to the Equity Sponsor and its respective Affiliates pursuant to the Sponsor Management Agreement, as the same may be amended, modified or replaced from time to time, so long as any such amendment, modification or replacement is not materially less favorable to the Borrower and its Restricted Subsidiaries than such agreement as in effect on the Closing Date;

(8) payments by the Borrower or any of its Restricted Subsidiaries to the Equity Sponsor and its Affiliates for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by the majority of the Board of Directors of the Borrower (or the Board of Directors of Nortek in the case of Nortek and its Restricted Subsidiaries) in good faith; provided that the maximum aggregate amount of any such fees in any 12-month period shall not exceed 1.25% of the aggregate transaction value (including enterprise value in connection with acquisitions or divestitures) (or portion thereof) in respect of which such services are rendered (excluding, in any case, commitment or similar fees for providing financing);

(9) loans to employees that are approved in good faith by a majority of the Board of Directors of the Borrower (or the Board of Directors of Nortek in the case of Nortek and its Restricted Subsidiaries) in an amount not to exceed $5.0 million outstanding at any time and advances and expense reimbursements to employees in the ordinary course of business;

(10) agreements (and payments relating thereto) existing on the Closing Date, as the same may be amended, modified or replaced from time to time, so long as any amendment, modification or replacement is not materially less favorable to the Borrower and its Restricted Subsidiaries than such agreements as in effect on the Closing Date;

(11) transactions with a joint venture engaged in a Permitted Business; provided that all the outstanding ownership interests of such joint venture are owned only by the Borrower, its Restricted Subsidiaries and Persons who are not Affiliates of the Borrower;

(12) transactions between a Receivables Subsidiary and any Person in which the Receivables Subsidiary has an Investment;

(13) transactions with customers, clients, suppliers or purchasers or sellers of goods, in each case in the ordinary course of business; and

(14) transactions which have been approved by a majority of the disinterested members of the Board of Directors of the Borrower (or the Board of Directors of Nortek in the case of Nortek and its Restricted Subsidiaries) and with respect to which an Independent Financial Advisor has delivered an opinion as to the fairness to the Borrower or such Restricted Subsidiary of such transaction from a financial point of view.

6.11  Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

(a)   The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)   pay dividends or make any other distributions on its Capital Stock to the Borrower or any of its Restricted Subsidiaries or pay any indebtedness owed to the Borrower or any of its Restricted Subsidiaries;

(2)   make loans or advances to the Borrower or any of its Restricted Subsidiaries; or

(3)   transfer any of its properties or assets to the Borrower or any of its Restricted Subsidiaries.

(b)   However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)   Existing Indebtedness and the Nortek Credit Agreement;

(2)   this Agreement, the Loans and the Loan Guarantees, if any, or by other Indebtedness of the Borrower or a Guarantor, if any, which is pari passu in right of payment with the Loans or the Loan Guarantees, as applicable, incurred pursuant to Section 6.06; provided that the encumbrances and restrictions are no more restrictive, taken as a whole, than those contained in this Agreement;

(3)   applicable law or regulation;

(4)   any agreements or instruments governing Indebtedness or Capital Stock of a Person acquired by the Borrower or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred or issued, as the case may be, in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Agreement to be incurred;

(5)   Indebtedness incurred by Restricted Subsidiaries in compliance with Section 6.06; provided either (i) the provisions relating to such encumbrance or restriction contained in such Indebtedness, taken as a whole, are not less favorable to the Borrower in any material respect as determined by the Board of Directors of the Borrower in its good faith judgment than the provisions contained in the Nortek Credit Agreement and the Senior Subordinated Notes Indenture in each case, as in effect on the Closing Date, or (ii) any encumbrance or restriction contained in such Indebtedness does not prohibit (except upon a default or event of default thereunder) the payment of dividends in an amount sufficient, as determined by the Board of Directors of the Borrower in its good faith judgment, to make payments of cash interest on Loans after the fifth anniversary of the Closing Date;

(6)   customary non-assignment provisions in leases, licenses and other agreements entered into in the ordinary course of business;

(7)   purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in Section 6.11(a)(3);

(8)   an agreement entered into for the sale or disposition of Capital Stock or assets of a Restricted Subsidiary or an agreement entered into for the sale of specified assets or the granting of an option to purchase specified assets (in either case, so long as such encumbrance or restriction, by its terms, terminates on the earlier of the termination of such agreement or the consummation of such agreement and so long as such restriction applies only to the Capital Stock or assets to be sold);

(9)   Permitted Refinancing Indebtedness; provided that the encumbrances and restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(10)   Permitted Liens securing Indebtedness of the Borrower or Liens securing Indebtedness of any Restricted Subsidiary, in each case, that limit the right of the debtor to dispose of the assets subject to such Lien;

(11)   customary limitations on the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(12)   any Purchase Money Note, or other Indebtedness or contractual requirements of a Receivables Subsidiary in connection with a Qualified Securitization Transaction; provided that such restrictions only apply to such Receivables Subsidiary;

(13)   cash or other deposits or net worth imposed by customers or agreements entered into in the ordinary course of business;

(14)   customary provisions in joint venture agreements;

(15)   Indebtedness of a Foreign Restricted Subsidiary permitted to be incurred under this Agreement; and

(16)   any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the agreements, contracts, instruments or obligations referred to in clauses (1) through (15) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower’s Board of Directors, not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than the dividend or other payment restrictions contained in the contracts, agreements, instruments or obligations referred to in clauses (1) through (15) above prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; provided further, however, that with respect to contracts, agreements, instruments or obligations existing on the Closing Date, any such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings contain, in the good faith judgment of the Borrower’s Board of Directors, dividend and other payment restrictions that are not materially more restrictive, taken as a whole, than such restrictions contained in such contracts, instruments or obligations as in effect on the Closing Date.

6.12  Future Guarantors. (a) The Borrower shall cause each Domestic Subsidiary that Guarantees any Indebtedness of the Borrower to, at the same time such Restricted Subsidiary Guarantees such Indebtedness, execute and deliver to the Administrative Agent a Loan Guarantee pursuant to which such Restricted Subsidiary shall unconditionally (subject to limitations determined by the Board of Directors of the Borrower to be customary in order to prevent such Guarantee from constituting a fraudulent conveyance) Guarantee payment of the Loans on a joint and several senior unsecured basis (and if such other Indebtedness of the Borrower is subordinated Indebtedness, the Guarantee by such Restricted Subsidiary of such Indebtedness shall be subordinated to the same extent to such Restricted Subsidiary’s Loan Guarantee).

(b)   The Loan Guarantee of a Guarantor will be automatically released:

(1)   in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of the Borrower, if the sale or other disposition of all or substantially all of the assets of that Guarantor complies with Section 6.09 and Section 2.12;

(2)   in connection with any sale of all of the Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of the Borrower, if the sale of all such Capital Stock of that Guarantor complies with Section 6.09 and Section 2.12;

(3)   if the Borrower properly designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary;

(4)   in connection with any sale of Capital Stock of a Guarantor to a Person that results in the Guarantor no longer being a Subsidiary of the Borrower, if the sale of such Capital Stock of that Guarantor complies with Section 6.09 and Section 2.12;

(5)   upon the release or discharge of the Guarantee by such Restricted Subsidiary of Indebtedness of the Borrower or the repayment of the Indebtedness or Disqualified Stock, in each case, which resulted in the obligation to Guarantee the Loans; or

(6)   upon the applicable Subsidiary ceasing to be a Subsidiary as a result of any foreclosure of any pledge or security interest securing such other Indebtedness or other exercise of remedies in respect thereof.

6.13  Reports.

(a)   Whether or not required by the Commission, so long as any Loans are outstanding the Borrower shall furnish to the Administrative Agent, on behalf of the Lenders, within the time periods specified in the Commission’s rules and regulations:

(1)   all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Borrower were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Borrower’s certified independent accountants; and

(2)   all current reports that would be required to be filed with the Commission on Form 8-K if the Borrower were required to file such reports;

provided that if the Borrower files such reports electronically with the Commission’s Electronic Data Gathering Analysis and Retrieval System (or any successor system) within such time periods, the Borrower shall not be required under this Agreement to furnish such reports as specified above.

(b)   In addition, if at any time any Parent becomes a Guarantor (there being no obligation of any Parent to do so) and holds no material assets other than cash, Cash Equivalents and the Capital Stock of the Borrower or any Parent (and performs the related incidental activities associated with such ownership), the reports, information and other documents required to be filed and furnished to Lenders of the Loans pursuant to this Section 6.13 may, at the option of the Borrower, be filed by and be those of any Parent rather than the Borrower.

(c)   The Administrative Agent shall not be under a duty to review or evaluate any report or information delivered to the Administrative Agent pursuant to the provisions of this Section 6.13 for the purposes of making such reports available to it and to the Lenders who may request such information. Delivery of such reports, information and documents to the Administrative Agent as may be required under this Section 6.13 is for informational purposes only and the Administrative Agent’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Borrower’s compliance with any of its covenants hereunder (as to which the Administrative Agent is entitled to rely exclusively on an Officers’ Certificate).

6.14  Designation of Restricted and Unrestricted Subsidiaries. The Board of Directors of the Borrower may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default; provided that in no event shall there be any Unrestricted Subsidiaries on or immediately following the Closing Date. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Borrower and its Restricted Subsidiaries in the Subsidiary so designated (after giving effect to any sale of Equity Interests of such Subsidiary in connection with such designation) will be deemed to be an Investment made as of the time of such designation and will either reduce the amount available for Restricted Payments under Section 6.07(a) or reduce the amount available for future Investments under one or more clauses of the definition of “Permitted Investments.” That designation shall only be permitted if such Investment would be permitted at that time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Borrower may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Borrower of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under Section 6.06, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

6.15  Business Activities. The Borrower shall not, and shall not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except as would not be material to the Borrower and its Subsidiaries, taken as a whole.

6.16  Merger, Consolidation, or Sale of Assets

(a)   The Borrower shall not, directly or indirectly, consolidate or merge with or into another Person (whether or not the Borrower is the surviving corporation), and the Borrower will not sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Borrower and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person (including by way of consolidation or merger), unless:

(1)   either: (A) the Borrower is the surviving corporation or (B) the Person formed by or surviving any such consolidation or merger (if other than the Borrower) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof or the District of Columbia; provided that, in the case such Person is a limited liability company or a partnership, a co-obligor of the Loans is a corporation;

(2)   the Person formed by or surviving any such consolidation or merger (if other than the Borrower) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of the Borrower, as the case may be, under the Loans and this Agreement pursuant to agreements reasonably satisfactory to the Administrative Agent;

(3)   immediately after such transaction and any related financing transactions, no Default or Event of Default exists; and

(4)   the Borrower or the Person formed by or surviving any such consolidation or merger (if other than the Borrower), or to which such sale, assignment, transfer, conveyance or other disposition shall have been made, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period either (A) would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in clause (x) of Section 6.06(a), or (B) would have a Fixed Charge Coverage Ratio on such basis higher than the Fixed Charge Coverage Ratio of the Borrower immediately prior to such transactions.

(b)   Notwithstanding clauses (3) and (4) of Section 6.16(a), the Borrower may merge or consolidate with a Restricted Subsidiary incorporated solely for the purposes of organizing the Borrower in another jurisdiction.

(c)   The Borrower shall not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.

(d)   This Section 6.16 shall not apply to a sale, assignment, transfer, conveyance or other disposition of assets (including by way of consolidation or merger) between or among the Borrower and any of its Restricted Subsidiaries.

(e)   In connection with any such consolidation, merger, sale, assignment, transfer, conveyance or other disposition, the Borrower shall deliver, or cause to be delivered, to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, transfer, conveyance or other disposition comply with this Agreement and that all conditions precedent therein provided for relating to such transactions have been complied with.

(f)   Upon any such consolidation, merger, sale, assignment, transfer, conveyance or other disposition, the successor Person formed by such consolidation or into which the Borrower is merged or the successor Person to which such transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Borrower under this Agreement with the same effect as if such successor Person had been named as the Borrower in this Agreement, and when a successor Person assumes all the obligations of its predecessor under this Agreement, the predecessor shall be released from those obligations; provided, however, that in the case of a transfer by lease, the predecessor shall not be released from the payment of principal of, premium, if any, and interest on the Loans.

6.17  Exchange Notes. (a) In the event that any Loans remain outstanding on the 270th day after the Closing Date, (i) the Borrower and the Administrative Agent shall agree to the form of the Exchange Note Indenture (and all exhibits and appendices thereto) (such agreement to be evidenced in a writing satisfactory to the Borrower and the Administrative Agent), it being understood that the covenants and events of default contained in such Exchange Note Indenture, to the extent analogous, shall be substantially similar to the covenants and events of default contained in Article VI and Article VII herein, respectively, with such changes as are appropriate, and (1) the Change of Control Prepayment for any Fixed Rate Exchange Notes (as defined below) shall be for a purchase price in cash equal to 101% of the principal amount thereof plus accrued but unpaid interest to the date of repurchase, (2) a Lender shall have the right to fix the interest rate on an Exchange Note at the interest rate then in effect on such Exchange Note (each such note, a “Fixed Rate Exchange Note”); provided that prior to the Mandatory Prepayment Termination Date (but not on, or after, such date), such right may only be exercised upon the sale of an Exchange Note to a third party purchaser, (3) each Fixed Rate Exchange Note shall be non-callable prior to September 1, 2009 (subject to equity clawback and make-whole provisions on terms substantially similar to those contained in the NTK Senior Discount Notes Indenture) and shall be callable thereafter at par plus accrued interest plus a premium equal to 50% of the interest rate thereon in effect on the date of issuance of such Fixed Rate Exchange Note, which premium shall decline ratably on each yearly anniversary of the date of such sale to zero two years prior to the Final Maturity Date, (4) the amendment provisions in the Exchange Note Indenture shall be substantially similar to the amendment provisions contained in the NTK Senior Discount Notes Indenture, (5) interest on the Exchange Notes shall be computed on the basis of a 360-day year comprised of twelve 30-day months and (6) the Exchange Note Indenture shall contain provisions similar to Section 2.06(b) with respect to all Exchange Notes and Section 2.04(a) and (b) with respect to Increasing Rate Exchange Notes and (ii) on the date of the first issuance of Exchange Notes, the Borrower shall place the full amount of the Exchange Notes (other than the Exchange Notes actually issued on such date) that may be issued pursuant to the terms hereof in escrow, on terms reasonably satisfactory to the Administrative Agent, and with a fiduciary reasonably satisfactory to the Administrative Agent, to be held, undated, in escrow pending issuance pursuant to the terms hereof. The Exchange Note Indenture shall be in such form that it can be qualified under the U.S. Trust Indenture Act of 1939, as amended.

(b)   The Borrower shall, no later than ten Business Days prior to the Initial Maturity Date, (i) cause the Exchange Notes to become eligible for deposit at The Depository Trust Company (including by the filing of an appropriately executed letter of representations), (ii) obtain “CUSIP” and “ISIN” numbers for the Exchange Notes and (iii) cause the Exchange Notes to be eligible for trading in the Private Offerings, Resales and Trading through Automatic Linkages (“Portal”) market.

(c)   On or prior to the fifth Business Day following the receipt of an Exchange Request from a Lender in accordance with Section 2.03(b) (and subject to the proviso set forth therein) that requests the exchange of any Loan (or portion thereof to the extent permitted by such Section) of such Lender for Exchange Notes, the Borrower shall use all commercially reasonable efforts to cause the Trustee to deliver, in accordance with the instructions set forth in such Exchange Request and with the terms of the Exchange Note Indenture, a fully executed and authenticated Exchange Note or Exchange Notes, bearing interest and with a maturity date as set forth for such Exchange Notes in the Exchange Note Indenture, in exchange for such Loan, dated the date of the issuance of such Exchange Note. Such Exchange Note shall either (i) be recorded in book-entry form as a beneficial interest in one or more global notes deposited with the Trustee as custodian for the Depositary Trust Company and credited to the account of the exchanging Lender directly or indirectly through its participant in the Depository Trust Company system, in each case in the same principal amount as such Loan (or portion thereof) being exchanged or (ii) if the foregoing is not reasonably practicable, be issued as a definitive registered note payable to the order of the holder or beneficial owner, as the case may be, in the same principal amount as such Loan (or portion thereof) being exchanged.

ARTICLE VII

DEFAULT AND REMEDIES

7.01  Events of Default. Each of the following constitutes an “Event of Default”:

(1) the Borrower defaults for 30 days in the payment when due of interest on the Loans;

(2) the Borrower defaults in payment when due of the principal of, or premium if any, on any Loans when and as the same shall become due and payable, whether at the due date thereof or at the date fixed for prepayment thereof or by acceleration thereof or otherwise;

(3) failure by the Borrower or any of its Restricted Subsidiaries to comply with Sections 2.11, 2.12, 6.09 and 6.16;

(4) failure by the Borrower or any of its Restricted Subsidiaries for 45 days after notice by the Administrative Agent or Lenders holding at least 25% in principal amount of the then outstanding Loans to comply with any of the other agreements in this Agreement;

(5) default by the Borrower or any Restricted Subsidiary under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Borrower or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Borrower or any of its Restricted Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the Closing Date, if that default:

(a)  is caused by a failure to make any payment when due at the final maturity (after any applicable grace period) of such Indebtedness (a “Payment Default”); or

(b)  results in the acceleration of such Indebtedness prior to its express maturity;

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25.0 million or more;

(6) failure by the Borrower or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $25.0 million (net of any amount covered by insurance), which judgments are not paid, discharged or stayed for a period of 60 days after such judgments have become final and non-appealable and, in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree that is not promptly stayed;

(7) the Borrower or any of its Significant Subsidiaries or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, pursuant to or within the meaning of Bankruptcy Law:

(i)   commences a voluntary case; or

(ii)   consents to entry of an order for relief against it in an involuntary case; or

(iii)   consents to the appointment of a custodian of it or for all or substantially all of its property; or

(iv)   makes a general assignment for the benefit of its creditors; or

(v)   generally is not paying its debts as they become due; or

(8) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i)   is for relief against the Borrower or any of its Subsidiaries that is a Significant Subsidiary or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary in an involuntary case;

(ii)   appoints a custodian of the Borrower or any of its Subsidiaries that is a Significant Subsidiary or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary or for all or substantially all of the property of the Borrower or any of its Subsidiaries that is a Significant Subsidiary or any group of Subsidiaries that, take as a whole, would constitute a Significant Subsidiary; or

(iii)   orders the liquidation of the Borrower or any of its Subsidiaries that is a Significant Subsidiary or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days.

In the event of a declaration of acceleration of the Loans because an Event of Default has occurred and is continuing as a result of the acceleration of any Indebtedness described in clause (5) of the preceding paragraph, the declaration of acceleration of the Loans shall be automatically annulled if the holders of any Indebtedness described in clause (5) of the preceding paragraph have rescinded the declaration of acceleration in respect of such Indebtedness within 30 days of the date of such declaration and if (i) the annulment of the acceleration of Loans would not conflict with any judgment or decree of a court of competent jurisdiction and (ii) all existing Events of Default, except nonpayment of Loans or interest on the Loans that became due solely because of the acceleration of the Loans have been cured or waived.

7.02  Acceleration. In the case of any Event of Default specified in Section 7.01(7) or (8) that occurs and is continuing, then all unpaid principal of, premium, if any, and accrued and unpaid interest, if any, on all of the outstanding Loans shall ipso facto become due and payable immediately without further action or notice on the part of the Administrative Agent or any Lender.

If any Event of Default (other than an Event of Default specified in Section 7.01(7) or (8)) occurs and is continuing, the Administrative Agent or Lenders holding at least 25% in principal amount of the then outstanding Loans may declare all unpaid principal of, premium, if any, and accrued interest on the Loans to be due and payable immediately by notice in writing to the Borrower specifying the respective Event of Default.

7.03  Other Remedies. (a) If a Default occurs and is continuing, the Administrative Agent may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of, premium, if any, or interest on the Loans or to enforce the performance of any provision of this Agreement.

(b)   The Administrative Agent may maintain a proceeding even if it does not possess any of the Loans. A delay or omission by the Loans or any Lender in exercising any right or remedy accruing upon a Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Default. No remedy is exclusive of any other remedy. All available remedies are cumulative to the extent permitted by law.

7.04  Waiver of Defaults. Provided the Loans are not then due and payable by reason of a declaration of acceleration, the Required Lenders may on behalf of all the Lenders waive any Default with respect to such Loans and its consequences by providing written notice thereof to the Borrower and the Administrative Agent, except a Default (1) in the payment of principal of, premium, if any, or interest on any Loan or (2) in respect of a covenant or provision hereof which under this Agreement cannot be modified or amended without the consent of each Lender. In the case of any such waiver, the Borrower, the Administrative Agent and the Lenders will be restored to their former positions and rights under this Agreement, respectively; provided that no such waiver shall extend to any subsequent or other Default or impair any right consequent thereto.

7.05  Control by Majority. The Required Lenders may direct the time, method and place of conducting any proceeding for any remedy available to the Administrative Agent or exercising any trust or power conferred on it. Subject to Section 8.01, however, the Administrative Agent may refuse to follow any direction that conflicts with any law or this Agreement, that the Administrative Agent determines may be unduly prejudicial to the rights of another Lender, or that may involve the Administrative Agent in personal liability; provided that the Administrative Agent may take any other action deemed proper by the Administrative Agent which is not inconsistent with such direction.

In the event the Administrative Agent takes any action or follows any direction pursuant to this Agreement, the Administrative Agent shall be entitled to indemnification against any loss or expense caused by taking such action or following such direction.

7.06  Limitation on Suits. A Lender may not pursue any remedy with respect to this Agreement unless:

(1) the Lender gives to the Administrative Agent written notice of a continuing Event of Default;

(2) the Lender or Lenders holding at least 25% in principal amount of the outstanding Loans make a written request to the Administrative Agent to pursue the remedy;

(3) such Lender or Lenders offer and provide to the Administrative Agent reasonable indemnity or security against any loss, liability or expense satisfactory to the Administrative Agent;

(4) the Administrative Agent does not comply with the request within 30 days after receipt of the request and the offer of indemnity and security; and

(5) during such 30-day period the Required Lenders do not give the Administrative Agent a direction which, in the opinion of the Administrative Agent, is inconsistent with the request.

A Lender may not use this Agreement to prejudice the rights of another Lender or to obtain a preference or priority over such other Lender.

7.07  Rights of Lenders To Receive Payment. Notwithstanding any other provision of this Agreement, the right of any Lender to receive payment of the principal of, premium, if any, and interest on a Loan, on or after the respective due dates expressed in this Agreement, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of the Lender.

7.08  Collection Suit by Administrative Agent. If a Default specified in clause (1) or (2) of Section 7.01 occurs and is continuing, the Administrative Agent may recover judgment in its own name and as trustee of an express trust against the Borrower or any other obligor on the Loans for the whole amount of the principal of, premium, if any, and accrued interest on the Loans and fees remaining unpaid, together with interest on overdue principal and premium, if any, and, to the extent that payment of such interest is lawful, interest on overdue installments of interest, in each case at the rate per annum borne by the Loans and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Administrative Agent, its agents and counsel.

7.09  Priorities. If the Administrative Agent collects any money or property pursuant to this Article VII, it shall pay out the money or property in the following order:

FIRST: to the Administrative Agent for amounts due under Sections 2.06 and 8.07;

SECOND: to Lenders for interest accrued on the Loans to the date of such distribution, ratably, without preference or priority of any kind, according to the amounts due and payable on the Loans for interest;

THIRD: to Lenders for the principal amount and premium, if any, due and unpaid on the Loans without preference or priority of any kind, according to the amounts due and payable on the Loans for principal and premium, if any; and

FOURTH: to the Borrower.

The Administrative Agent, upon prior notice to the Borrower, may fix a Record Date and payment date for any payment to Lenders pursuant to this Section 7.09.

7.10  Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Agreement or in any suit against the Administrative Agent for any action taken or omitted by it as the Administrative Agent, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 7.10 does not apply to a suit by the Administrative Agent, a suit by a Lender pursuant to Section 7.07, or a suit by a Lender or Lenders of more than 10% in principal amount of the outstanding Loans.

ARTICLE VIII

ADMINISTRATIVE AGENT

8.01  Appointment and Authorization of Administrative Agent. Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, (i) the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent, (ii) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such greater or lesser number of Lenders as may be expressly required hereby in any instance), (iii) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose or shall be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as the Administrative Agent or any of its Affiliates in any capacity and (iv) the Administrative Agent shall not be liable to any Lender for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such greater or lesser number of Lenders as may be expressly required hereby in any instance) or in the absence of its own gross negligence or willful misconduct. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

8.02  Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that they select in the absence of gross negligence or willful misconduct.

8.03  Liability of Administrative Agent. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

8.04  Reliance by Administrative Agent

(a)   The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by the Administrative Agent. Except for its express obligations to the Loan Parties under the Loan Documents, the Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater or lesser number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b)   For purposes of determining compliance with the conditions specified in Article IV, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

8.05  Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders in accordance with Article VII; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.

8.06  Credit Decision; Disclosure of Information by the Administrative Agent. Each Lender acknowledges that no Agent-Related Person or any other Lender has made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person or any other Lender to any Lender as to any matter, including whether Agent-Related Persons or other Lenders have disclosed material information in their possession. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person or any other Lender and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower or any other Loan Party or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

8.07  Indemnification of the Administrative Agent. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligation of the Borrower to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 8.07. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 8.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for their ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section 8.07 shall survive the payment of all other Obligations and the resignation of the Administrative Agent.

8.08  Administrative Agent in its Individual Capacity. Goldman Sachs Credit Partners L.P. and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though Goldman Sachs Credit Partners L.P. were not the Administrative Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Goldman Sachs Credit Partners L.P. or its Affiliates may receive information regarding any Loan Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, Goldman Sachs Credit Partners L.P. and its Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” include Goldman Sachs Credit Partners L.P. in its individual capacity.

8.09  Successor Administrative Agent. The Administrative Agent may resign as an Administrative Agent upon thirty (30) days’ notice to the Lenders. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for such Lenders, which successor agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default under Section 7.01(1), (2), (7) or (8) (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrower, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent,” shall mean such successor administrative agent and/or supplemental administrative agent, as the case may be, and the retiring Administrative Agent’s appointment, powers and duties as the Administrative Agent shall be terminated. After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article VIII and Sections 9.04 and 9.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement. If no successor agent has accepted appointment as the Administrative Agent by the date which is thirty (30) days following the retiring Administrative Agent’s notice of resignation, such retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor every successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of such retiring Administrative Agent, and such retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. After an Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article VIII shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

8.10  Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)   to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations, that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.06 and 9.04) allowed in such judicial proceeding; and

(b)   to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due to the Administrative Agent under Sections 2.06 and 9.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

8.11  Other Agents; Arrangers and Bookrunners. None of the Lenders or other Persons identified on the facing page of this Agreement as a “syndication agent”, “documentation agent”, “co-documentation agent”, “joint lead arranger” or “joint bookrunner” shall have any obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

ARTICLE IX

MISCELLANEOUS

9.01  Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)   extend or increase the Commitment of any Lender without the written consent of such Lender;

(b)   extend the date specified as the Initial Maturity Date or the Final Maturity Date or otherwise extend the maturity of the Loans (it being understood that the automatic maturity date extension to the Final Maturity Date as provided in Section 2.03 shall not be considered an extension of the maturity of the Loans for purposes of this clause (b)), or postpone any date scheduled for any payment of principal, interest or fees under Section 2.05 or 2.06 without the written consent of each Lender directly affected thereby;

(c)   reduce or forgive the principal of, or the rate of interest specified herein on, any Loan or (subject to clause (i) of the third proviso to this Section 9.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(d)   impose any additional restrictions on the ability of the Lenders to exchange Extended Loans for Exchange Notes or modify the principal amount of Exchange Notes into which the principal amount of Extended Loans is exchangeable from 100.0% without the written consent of each Lender;

(e)   change Section 2.04(b) or 2.04(c), any provision of this Section 9.01 or the definition of “Required Lenders” without the written consent of each Lender or change any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of such specified number or percentage of the Lenders;

(f)   change the priorities provisions of Section 7.09, the pro rata treatment provisions of Section 2.11, or the sharing of payment provisions of Section 2.10 without the consent of each Lender adversely affected thereby;

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document; (ii) Section 9.07(g) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; (iii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; and (iv) the definition of “Super Majority Lenders” may not be amended without the written consent of the Super Majority Lenders.

Notwithstanding anything to the contrary contained in Section 9.01, in the event that the Borrower requests that this Agreement be modified or amended in a manner that would require the unanimous consent of all of the Lenders and such modification or amendment is agreed to by the Super Majority Lenders (as hereinafter defined), then with the consent of the Borrower and the Super Majority Lenders, the Borrower and the Super Majority Lenders shall be permitted to amend the Agreement without the consent of the Lender or Lenders that did not agree to the modification or amendment requested by the Borrower (such Lender or Lenders, collectively the “Minority Lenders”) to provide for (x) the making of such additional Loans by one or more other financial institutions (each of which shall consent to the requested modification or amendment) or Super Majority Lender or Lenders, as the case may be, as may be necessary to repay in full, at par, the outstanding Loans of and interest and fees payable to the Minority Lenders immediately before giving effect to such amendment and (y) such other modifications to this Agreement as may be appropriate to effect the foregoing clause (x). As used herein, the term “Super Majority Lenders” shall mean, as of any date of determination, Lenders having more than 66 2/3% of the sum of the Outstanding Amount.

9.02  Notices and Other Communications; Facsimile Copies

(a)   General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or any other Loan Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or (subject to Section 9.02(c)) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)   if to the Borrower or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 9.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii)   if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower and the Administrative Agent.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of Section 9.02(c)), when delivered; provided, however, that notices and other communications to the Administrative Agent pursuant to Article II shall not be effective until actually received by such Person; provided, further, that failure to deliver courtesy copies of notices and other communications shall in no event affect the validity or effectiveness of such notices and other communications. In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.

(b)   Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on all Loan Parties, the Agents and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(c)   Limited Use of Electronic Mail. Electronic mail and Internet and intranet websites may be used only to distribute routine communications, and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose.

(d)   Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notice (including a telephonic Borrowing Request) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower in the absence of gross negligence or willful misconduct. All telephonic notices to the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

9.03  No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

9.04  Attorney Costs, Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Agents for all reasonable costs and expenses incurred in connection with the preparation, negotiation, syndication and execution of the commitments to provide the Loans hereunder, this Agreement and the other Loan Documents, and any actual or proposed amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs of Cravath, Swaine & Moore LLP and local counsel (if any), and (b) to pay or reimburse the Administrative Agent and each Lender for all reasonable costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs of counsel to the Administrative Agent. The foregoing costs and expenses shall include all out-of-pocket expenses incurred by any Agent. All amounts due under this Section 9.04 shall be paid within twenty (20) Business Days after invoiced or demand therefor. The agreements in this Section 9.04 shall survive the termination of this Agreement and the repayment of all other Obligations. If the Borrower fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of the Borrower by the Administrative Agent or any Lender, in its sole discretion.

9.05  Indemnification by the Borrower. Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents and, in the case of any funds, trustees and advisors and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs (which shall be limited to one (1) counsel to the Administrative Agent and the Lenders (plus any local counsel), unless (x) the interests of the Administrative Agent and the Lenders are sufficiently divergent, in which case one (1) additional counsel may be appointed, and (y)  if the interests of any Lender or group of Lenders (other than all of the Lenders) are distinctly or disproportionately affected, one (1) additional counsel for such Lender or group of Lenders)) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Loan or the use or proposed use of the proceeds therefrom, or (c) any actual or alleged presence, Release or threatened Release of Hazardous Materials at, under, on or from any property currently or formerly owned or operated by the Borrower or any Subsidiary, or any Environmental Liability related in any way to the Borrower or any Subsidiary, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or breach of the Loan Documents by such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee or any Loan Party have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated. All amounts due under this Section 9.05 shall be payable within twenty (20) Business Days after demand therefor; provided that any Indemnitee shall promptly refund amounts paid to such Indemnitee pursuant to this Section 9.05 to the extent that a court of competent jurisdiction determines in a final, nonappealable judgment that such Indemnitee was not entitled to indemnification with respect to such payment pursuant to the express terms of this Section 9.05. The agreements in this Section 9.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender and, the repayment, satisfaction or discharge of all other Obligations.

9.06  Payments Set Aside. To the extent that any payment by or on behalf of any Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

9.07  Successors and Assigns

(a)   The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder (except as expressly permitted by Section 6.16) without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder, except (i) in accordance with the provisions of Section 9.07(b), (ii) by way of participation in accordance with the provisions of Section 9.07(d), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 9.07(f) or (h) or (iv) to an SPC in accordance with the provisions of Section 9.07(g) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 9.07(d) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)   Any Lender may at any time assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it); provided that (i) the outstanding principal balance of the Loan of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000, except in the case of an assignment of the entire amount of the Loans at the time owing to the assigning Lender or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, unless the Administrative Agent and, so long as no Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); (ii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption; (iii) the assigning Lender shall deliver any promissory notes, if any, evidencing such Loans to the Borrower or the Administrative Agent; (iv) any such assignment (other than an assignment to an Affiliate of a Lender or an Approved Fund with respect to a Lender) (A) that occurs at any time prior to the date that is three months after the Closing Date or (B) that occurs at any time prior to the Initial Maturity Date and that involves the assignment by an Initial Lender that would result in such Initial Lender holding less than 51% of the aggregate principal amount of the Loans of such Initial Lender as of the Closing Date, must be consented to by the Borrower; and (v) the assigning Lender shall remain obligated to refund the Rollover Fee to the extent, and in the circumstances, required in accordance with the provisions of Section 2.06(f); provided, further, that in the case of an assignment to an Affiliate of the assigning Lender, such assignment shall be effective as between such Lender and its Affiliate immediately without compliance with the conditions for assignment under this Section 9.07(b) or Section 9.07(d), but shall not be effective with respect to the Borrower, Administrative Agent or any other Lender, and the Borrower, Administrative Agent or other Lender shall be entitled to deal solely with (and continue to treat as the Lender hereunder for all purposes) such assigning Lender under any such assignment, in each case, until the conditions for assignment under this Section 9.07(b) and Section 9.07(c) have been complied with. Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 9.07(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.02, 3.03, 9.04 and 9.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of any promissory note evidencing the Loan of such Lender, the Borrower (at its expense) shall execute and deliver a promissory note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.07(d).

(c)   The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at its Administrative Agent’s Office a copy of each Assignment and Assumption relating to the Loans delivered to it and a register for the recordation of the names and addresses of the applicable Lenders, and principal amounts (and related interest amounts) of the applicable Loans, owing to, each Lender pursuant to the terms hereof from time to time (each, a “Register”). The entries in the applicable Register shall be conclusive, absent manifest error, and the Borrower and the Lenders shall treat each Person whose name is recorded in such Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Registers shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)   Any Lender may at any time, subject to clause (a), without the consent of, or notice to, the Borrower (except as otherwise provided below in this Section 9.07(d)) or the Administrative Agent, sell participations to any Person (other than a natural person) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (iv) any such sale of a participation (other than any sale of a participation pursuant to Section 2.10) that (A) occurs at any time prior to the date that is three months after the Closing Date and (B) involves the sale by an Initial Lender of participations (together with all other such participations sold by such Initial Lender during the period specified in clause (A)) in Loans representing more than 33.0% of the aggregate principal amount of the Loans of such Initial Lender as of the Closing Date, must be consented to by the Borrower. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 9.01 that directly affects such Participant. Subject to Section 9.07(e), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.02 and 3.03 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.07(b) but shall not be entitled to recover greater amounts under such Sections than the selling Lender would have been entitled to recover. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.09 as though it were a Lender, provided such Participant agrees to be subject to Section 2.10 as though it were a Lender.

(e)   A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.02 or 3.03 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the applicable Borrower, to comply with Section 9.15 as though it were a Lender.

(f)   Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under the promissory note evidencing the Loan of such Lender, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)   Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of the Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of the Loan, the Granting Lender shall be obligated to make the Loan pursuant to the terms hereof. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including their obligations under Section 3.01 or 3.02), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent, assign all or any portion of its right to receive payment with respect to the Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of the Loan to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(h)   Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the promissory note evidencing the same, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 9.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

9.08  Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority; (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) subject to an agreement containing provisions substantially the same as those of this Section 9.08 (or as may otherwise be reasonably acceptable to the Borrower), to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement; (f) with the consent of the Borrower; (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 9.08; (h) to any state, provincial, Federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender or its Affiliates; (i) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Borrower received by it from such Lender) or (j) in connection with the exercise of any remedy hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder. In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Loans. For the purposes of this Section 9.08, “Information” means all information received from any Loan Party relating to any Loan Party or its business, other than any such information that is publicly available to any Agent or any Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 9.08; provided that, in the case of information received from a Loan Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 9.08 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

9.09  Setoff. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender is authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party) to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to such Lender hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent and each Lender under this Section 9.09 are in addition to other rights and remedies (including, without limitation, other rights of setoff) that the Administrative Agent and such Lender may have.

9.10  Interest Rate Limitation

(a)   Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

9.11  Counterparts. This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by fax of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Administrative Agent may also require that any such documents and signatures delivered by fax be confirmed by a manually-signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by fax.

9.12  Integration. This Agreement, together with the other Loan Documents and the Fee Letter, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

9.13  Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any making of any credit extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

9.14  Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.15  Tax Forms

(a)   (i) Each Lender and Agent that is not a “U.S. person” within the meaning of Section 7701(a)(30) of the Code (each, a “Foreign Lender”) shall deliver to the Borrower and the Administrative Agent, prior to receipt of any payment subject to withholding under the Code (or upon accepting an assignment of an interest herein), two duly signed, properly completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Foreign Lender and entitling it to an exemption from, or reduction of, United States withholding tax on all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement or any other Loan Document) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by the Borrower or any other Loan Party pursuant to this Agreement or any other Loan Document) or such other evidence reasonably satisfactory to the Borrower and the Administrative Agent that such Foreign Lender is entitled to an exemption from, or reduction of, United States withholding tax, including any exemption pursuant to Section 881(c) of the Code, and in the case of a Foreign Lender claiming such an exemption under Section 881(c) of the Code, a certificate that establishes in writing to the Borrower and the Administrative Agent that such Foreign Lender is not (x) a “bank” as described in Section 881(c)(3)(A) of the Code, (y) a 10-percent shareholder within the meaning of Section 871(h)(3)(B) of the Code, or (z) a controlled foreign corporation related to the Borrower within the meaning of Section 864(d) of the Code. Thereafter and from time to time, each such Foreign Lender shall (A) promptly submit to the Borrower and the Administrative Agent such additional duly completed and signed copies of one or more of such forms or certificates (or such successor forms or certificates as shall be adopted from time to time by the relevant U.S. taxing authorities) as may then be available under then current U.S. laws and regulations to avoid, or such evidence as is reasonably satisfactory to the Borrower and the Administrative Agent of any available exemption from, or reduction of, United States withholding taxes in respect of all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement, or any other Loan Document, in each case, (1) on or before the date that any such form, certificate or other evidence expires or becomes obsolete, (2) after the occurrence of any event requiring a change in the most recent form, certificate or evidence previously delivered by it to the Borrower and the Administrative Agent and (3) from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent, and (B) promptly notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(ii)   Each Foreign Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Foreign Lender under any of the Loan Documents (for example, in the case of a typical participation by such Foreign Lender), shall deliver to the Borrower and the Administrative Agent on the date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Borrower or the Administrative Agent (in either case, in the reasonable exercise of its discretion), (A) two duly signed completed copies of the forms or statements required to be provided by such Foreign Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Foreign Lender acts for its own account that is not subject to United States withholding tax, and (B) two duly signed completed copies of IRS Form W-8IMY (or any successor thereto), together with any information such Foreign Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Code, to establish that such Foreign Lender is not acting for its own account with respect to a portion of any such sums payable to such Foreign Lender.

(iii)   The Borrower shall not be required to pay any additional amount or any indemnity payment under Section 3.01 to (A) any Foreign Lender with respect to any Taxes required to be deducted or withheld on the basis of the information, certificates or statements of exemption such Lender transmits with an IRS Form W-8IMY pursuant to this Section 9.15(a), (B) any Foreign Lender by reason of such Foreign Lender failing to satisfy the foregoing provisions of this Section 9.15(a), or (C) any Lender by reason of such Lender failing to satisfy the provisions of Section 9.15(b); provided that if such Lender shall have satisfied the requirement of this Section 9.15(a) or Section 9.15(b), as applicable, on the date such Lender became a Lender or ceased to act for its own account with respect to any payment under any of the Loan Documents, nothing in this Section 9.15(a) or Section 9.15(b) shall relieve the Borrower of its obligation to pay any amounts pursuant to Section 3.01 in the event that, as a result of any change in any applicable Law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender or other Person for the account of which such Lender receives any sums payable under any of the Loan Documents is not subject to withholding or is subject to withholding at a reduced rate.

(iv)   The Administrative Agent may deduct and withhold any taxes required by any Laws to be deducted and withheld from any payment under any of the Loan Documents and shall promptly provide notice to the Borrower if it does so. If the Administrative Agent deducts or withholds any such taxes, the obligations of the Borrower to gross-up or indemnify, or the rights of the Borrower to not gross-up or indemnify, for such taxes or related amounts shall be as otherwise stated in this Agreement.

(b)   Each Lender and Agent that is a “U.S. person” within the meaning of Section 7701(a)(30) of the Code (each, only for the purposes of this Section 9.15, a “U.S. Lender”) shall deliver to the Administrative Agent and the Borrower two duly signed, properly completed copies of IRS Form W-9 on or prior to the Closing Date (or on or prior to the date it becomes a party to this Agreement), certifying that such Lender is entitled to an exemption from United States backup withholding tax, or any successor form. If such Lender fails to deliver such forms, then the Administrative Agent may withhold from any payment to such Lender an amount equivalent to the applicable backup withholding tax imposed by the Code.

9.16  Governing Law

(a)   THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)   ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS. THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO.

9.17  Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 9.17 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

9.18  Binding Effect. This Agreement shall become effective when it shall have been executed by the parties hereto and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign their rights hereunder or any interest herein without the prior written consent of the Lenders.

9.19  USA PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the USA PATRIOT Act.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

NTK HOLDINGS, INC.,
by
/s/ Edward J. Cooney
Name: Edward J. Cooney
Title: Vice President and Treasurer

GOLDMAN SACHS CREDIT PARTNERS L.P., individually and as Administrative Agent, by
/s/ William W. Archer
Name: William W. Archer
Title: Managing Director

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as Initial Lender,
by
/s/ David Dodd
Name: David Dodd
Title: Vice President

by
/s/ Mikhail Faybusovich
Name: Mikhail Faybusovich
Title: Associate

BANC OF AMERICA BRIDGE LLC, as Initial Lender,
by
/s/ Bruce R. Thompson
Name: Bruce R. Thompson
Title: Managing Director

UBS LOAN FINANCE LLC, as Initial Lender,
by
/s/ Richard L. Tavrow
Name: Richard L. Tavrow
Title: Director

by
/s/ Irja R. Otsa
Name: Irja R. Otsa
Title: Associate Director